EXHIBIT 2.1

EXECUTION VERSION

PURCHASE AND SALE CONTRACT

BETWEEN

BLUEGRASS DC II LLC,

a Delaware limited liability company,

LEHIGH VALLEY CROSSING DC I LLC,

a Delaware limited liability company,

LEHIGH VALLEY CROSSING DC II LLC,

a Delaware limited liability company,

LEHIGH VALLEY CROSSING DC III LLC,

a Delaware limited liability company,

REDLANDS DC LP,

a Delaware limited partnership,

MIAMI DC III LLC,

a Delaware limited liability company,

MIAMI DC IV LLC,

a Delaware limited liability company,

MIAMI DC III LAND LLC,

a Delaware limited liability company,

TAMARAC COMMERCE CENTER DC II LLC,

a Delaware limited liability company,

TAMARAC COMMERCE CENTER DC III LLC,

a Delaware limited liability company,

AS SELLERS

AND

BCI-OEF LEHIGH VALLEY CROSSING DC I LLC,
a Delaware limited liability company,

BCI-OEF LEHIGH VALLEY CROSSING DC II LLC,
a Delaware limited liability company

BCI-OEF LEHIGH VALLEY CROSSING DC III LLC,
a Delaware limited liability company

AS PURCHASER

ARTICLE I DEFINED TERMS		1

ARTICLE II PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT		1

2.1	Purchase and Sale	1
2.2	Purchase Price and Deposit	2
2.3	Escrow Provisions Regarding Deposit	2

ARTICLE III FEASIBILITY PERIOD		4

3.1	Inspections	4
3.2	Expiration of Feasibility Period	4
3.3	Conduct of Investigation	5
3.4	Purchaser Indemnification	5
3.5	Property Materials	6
3.6	Property Contracts	7

ARTICLE IV TITLE		7

4.1	Title Documents	7
4.2	Survey	7
4.3	Objection and Response Process	8
4.4	Permitted Exceptions	9
4.5	Subsequently Disclosed Exceptions	9
4.6	Purchaser Financing	10
4.7	Outstanding Letters of Credit	10

ARTICLE V CLOSING		11

5.1	Closing Date	11
5.2	Seller Closing Deliveries	11
5.3	Purchaser Closing Deliveries	12
5.4	Closing Prorations and Adjustments	13
5.5	Post-Closing Adjustments	18

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER		19

6.1	Seller’s Representations	19

i

6.2	AS-IS	21
6.3	Survival of Seller’s Representations	23
6.4	Definition of Seller’s Knowledge	23
6.5	Representations and Warranties of Purchaser	23
6.6	Definition of Purchaser’s Knowledge	25

ARTICLE VII OPERATION OF THE PROPERTIES		25

7.1	Leases and Property Contracts	25
7.2	General Operation of Property	26
7.3	Liens	26

ARTICLE VIII CONDITIONS PRECEDENT TO CLOSING		26

8.1	Purchaser’s Conditions to Closing	26
8.2	Sellers’ Conditions to Closing	28
8.3	Estoppel Certificates	28

ARTICLE IX BROKERAGE		29

9.1	Indemnity	29
9.2	Broker Commission	29

ARTICLE X DEFAULTS AND REMEDIES		29

10.1	Purchaser Default	29
10.2	Seller Default	30

ARTICLE XI RISK OF LOSS OR CASUALTY		31

11.1	Major Damage	31
11.2	Minor Damage	31
11.3	Closing	32
11.4	Repairs	32

ARTICLE XII EMINENT DOMAIN		33

12.1	Eminent Domain	33

ARTICLE XIII MISCELLANEOUS		33

13.1	Binding Effect of Contract	33
13.2	Exhibits and Schedules	33

13.3	Assignability	33
13.4	Captions	34
13.5	Number and Gender of Words	34
13.6	Notices	34
13.7	Governing Law and Venue	36
13.8	Entire Agreement	36
13.9	Amendments	36
13.10	Severability	36
13.11	Multiple Counterparts/Electronic Signatures	36
13.12	Construction	36
13.13	Confidentiality	36
13.14	Time of the Essence	37
13.15	Waiver	37
13.16	Attorneys’ Fees	37
13.17	Time Zone/Time Periods	37
13.18	Intentionally Omitted	37
13.19	No Personal Liability of Officers, Trustees or Directors of Sellers’ Partners	37
13.20	Intentionally Omitted	38
13.21	No Recording	38
13.22	Relationship of Parties	38
13.23	Waiver of Trial by Jury	38
13.24	Seller Marks	38
13.25	Non-Solicitation of Employees	38
13.26	Survival	38
13.27	Multiple Purchasers	38
13.28	Seller’s Joint and Several Obligations	39
13.29	Obligation to Close on all Properties	39
13.30	R&W Insurance Policy; Indemnification	39
13.31	Exclusive Remedy; Limitation on Liability	40
13.32	No Recourse	40

13.33	Rules of Construction	40
13.34	Tax Certiorari	41
13.35	State Specific Provisions	41

Schedule A- Seller Information Schedule

Schedule 1- Defined Terms

Exhibit H- Form Of Indemnity Escrow Agreement

Exhibit I- Indemnification Provisions

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 20th day of October, 2017 (the “Effective Date”), by the selling parties identified on Schedule A (the “Seller Information Schedule”), each having an address at 518 17th Street, 17th Floor, Denver, Colorado 80202 (individually a “Seller” and collectively “Sellers”), and BCI-OEF LEHIGH VALLEY CROSSING DC I LLC, a Delaware limited liability company, BCI-OEF LEHIGH VALLEY CROSSING DC II LLC, a Delaware limited liability company, and BCI-OEF LEHIGH VALLEY CROSSING DC III LLC, a Delaware limited liability company, each having an address c/o Black Creek Industrial Open End Fund REIT LLC, 518 17th Street, Denver, CO 80202 (collectively, “Purchaser”, and together with Sellers, each a “Party” and collectively the “Parties”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Sellers and Purchaser hereby agree as follows:

RECITALS

A.                                    Each Seller owns the real estate listed on the Seller Information Schedule and as more particularly described in Exhibits A-1 to A-10 attached hereto and made a part hereof, and the improvements thereon.

B.                                    Purchaser intends BCI-OEF Lehigh Valley Crossing DC I LLC to take title to the Property commonly known as Lehigh Valley Distribution Center I, BCI-OEF Lehigh Valley Crossing DC II LLC to take title to the Property commonly known as Lehigh Valley Distribution Center II, BCI-OEF Lehigh Valley Crossing DC III LLC to take title to the Property commonly known as Lehigh Valley Distribution Center III, and the Contract to be otherwise be assigned in accordance with the terms of this Agreement with respect to the other Properties.

C.                                    In furtherance thereof, Purchaser desires to purchase, and each Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

ARTICLE I
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.

ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1                               Purchase and Sale.  Each Seller agrees to sell and convey to Purchaser the Property owned by such Seller, as set forth on the Seller Information Schedule, and Purchaser agrees to purchase such Property from each Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2                               Purchase Price and Deposit.  The purchase price for the Properties is One Hundred Ninety Million Five Hundred Thousand and No/100 Dollars ($190,500,000.00) (the “Purchase Price”).  The Purchase Price shall be allocated among the Properties as more particularly set forth in the Seller Information Schedule.  The Purchase Price shall be payable by Purchaser as follows:

2.2.1                     Within two (2) Business Days following the Effective Date, Purchaser shall deliver to Stewart Title Guaranty Company, with an address of 55 Madison Street, Suite 400, Denver, CO 80206, Attn: Carma Weymoth (“Escrow Agent” or “Title Insurer”) an initial earnest money deposit (the “Initial Deposit”) of Four Million and No/100 Dollars ($4,000,000.00) by wire transfer of immediately available funds (“Good Funds”).  The Initial Deposit shall be refundable in accordance with the terms of this Contract, and shall be held and disbursed in accordance with the escrow provisions set forth in Section 2.3.  The Initial Deposit may be allocated among the Sellers of the Properties in their sole and absolute discretion.  If Purchaser shall fail to deposit the Initial Deposit with the Escrow Agent within two (2) Business Days after the Effective Date, then this Contract shall be null, void ab initio and of no force or effect.

2.2.2                     If Purchaser does not terminate this Contract pursuant to, and in accordance with, Section 3.2, then no later than two (2) Business Days after the expiration of the Feasibility Period, Purchaser shall deliver to Escrow Agent an additional deposit (the “Additional Deposit”) of Four Million and No/100 Dollars ($4,000,000.00) by wire transfer of Good Funds.  The Additional Deposit shall be held and disbursed in accordance with the escrow provisions set forth in Section 2.3.  The Additional Deposit shall be allocated among the Sellers of the Properties pursuant to the Applicable Share attributable to each of their respective Properties.

2.2.3                     The balance of the Purchase Price for each Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 12 p.m. (mountain time) on the Closing Date; provided, however, that so long as the Purchase Price is received before the close of business on the Closing Date with sufficient time to complete the Closing on the Closing Date in accordance with the terms of this Contract, the delay shall not be considered a Purchaser default under Section 10.1.

2.2.4                     Each Seller and Purchaser agree that the amount of One Hundred Dollars ($100.00) (the “Independent Contract Consideration”) of the Initial Deposit has been bargained for as consideration for each Seller’s execution and delivery of this Contract and for Purchaser’s right of review, inspection and termination in accordance with this Contract, and is independent of any other consideration or payment provided for in this Contract and, notwithstanding anything to the contrary contained herein, is non-refundable in all events.

2.2.5                     Purchaser and Seller agree that the Purchase Price shall be allocated between each real property identified on the Seller Information Schedule for U.S. federal and applicable state and local income tax purposes and shall report the transactions contemplated by this Contract in a manner consistent therewith.

2.3                               Escrow Provisions Regarding Deposit.

2.3.1                     Escrow Agent shall hold the Deposit and make delivery of the Deposit to the Party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in such interest-bearing bank accounts, bank certificates of deposit or bank repurchase contracts as Escrow Agent, in its reasonable discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the Party entitled to the Deposit pursuant to this Contract.

2.3.2                     Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, (ii) a Purchaser default as described in Section 10.1, at which time the Deposit shall be released to Sellers pursuant to the terms of Section 10.1, (iii) a Seller default as described in Section 10.2, at which time the Deposit shall be released to Purchaser pursuant to the terms of Section 10.2, (iv) Purchaser exercises its termination rights pursuant to and in accordance with the terms of Sections 3.2, 4.3, 4.5, 8.1, 8.3, 11.1, or 12.1, at which time the Deposit shall be released to Purchaser, less the Independent Contract Consideration (which Escrow Agent shall deliver to the Sellers), pursuant to the terms of such applicable Section or (v) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.3.3; provided, that, in any such event, Escrow Agent shall provide prior written notice to the Parties in accordance with Section 2.3.3 before releasing any all or any portion of the Deposit to any Party.  The tax identification numbers of the Parties shall be furnished to Escrow Agent upon request.

2.3.3                     If, prior to the Closing Date, either Party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other Party of such demand.  If Escrow Agent does not receive a written objection from the other Party to the proposed payment within five (5) Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such five (5) Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the Parties to this Contract or a final judgment or arbitrator’s decision.  However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which any one of the Properties is located.  Escrow Agent shall give written notice of any such delivery of the Deposit to Sellers and Purchaser.  Upon any such delivery of the Deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

2.3.4                     The Parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of any of the Parties and shall not be liable for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence.  Sellers and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, actually incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5                     The Parties shall deliver to Escrow Agent an executed copy of this Contract.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the provisions of this Section 2.3; provided, however, that (a) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of this Contract on Purchaser and Sellers, and the same shall become fully effective upon execution and delivery by Purchaser and Sellers, and (b) the signature of Escrow Agent will not be necessary to amend any provision of this Contract other than this Section 2.3.

2.3.6                     Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Sellers, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this Section 2.3.6.

2.3.7                     The provisions of this Section 2.3 shall survive any termination of this Contract, and, if not so terminated, the Closing and delivery of the Deeds to Purchaser.

ARTICLE III
FEASIBILITY PERIOD

3.1                               Inspections.  Subject to the terms of Sections 3.3 and 3.4, and the rights of Tenants under the Leases, from and after the Effective Date until the earlier of Closing or termination of the Contract pursuant to the terms hereof, Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) shall, at no cost or expense to Sellers and subject to the other applicable provisions of this Contract and the Limited Access Agreement, have the right from time to time to enter onto the Properties to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Properties, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Properties and Purchaser’s intended use thereof (collectively, the “Inspections”).

3.2                               Expiration of Feasibility Period.  If any of the matters in Section 3.1 or any other title or survey matters are unsatisfactory to Purchaser for any reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, then, from the Effective Date to and including 5:00 p.m. (mountain time) November 1, 2017 (the “Feasibility Period”), Purchaser shall have the right to terminate this Contract in its entirety with respect to all Properties (but not in part with respect to less than all Properties) by giving written notice to that effect to Sellers and Escrow Agent no later than 5:00 p.m. (mountain time) on the date of expiration of the Feasibility Period.  If Purchaser provides such notice, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall return the Initial Deposit to Purchaser, less the Independent Contract Consideration (which Escrow Agent shall deliver to the Sellers).  If Purchaser fails to provide Sellers with written notice of termination prior to the expiration of the Feasibility Period,  Purchaser’s right to terminate under this Section 3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Deposit (including both the Initial Deposit and, when delivered in accordance with Section 2.2.2, the Additional Deposit) shall be non-refundable (except as otherwise expressly set forth herein), and Purchaser’s obligation to purchase the Properties shall be conditional only as specifically provided in this Contract.

3.3                               Conduct of Investigation.  Purchaser shall conduct its investigation of the Properties in accordance with the terms and conditions of the Limited Access Agreement.  Without limitation of any of the specific terms thereof, (i) Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to any Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser, (ii) Purchaser shall give reasonable advance notice to the applicable Seller prior to any entry onto its Property and shall permit such Seller to have a representative present during all Inspections conducted at its Property, (iii) Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto any Property pose no material threat to the safety of persons, property or the environment and (iv) neither Purchaser nor Purchaser’s Consultants will communicate directly with any Tenant of the Property or any governmental authority with jurisdiction over the Property without the prior written approval of the applicable Seller and with, at such Seller’s option, the accompaniment by such Seller or the applicable Property Manager; provided that, Purchaser and its Consultants shall be permitted to communicate directly with any governmental authority in connection with Purchaser’s diligence related to customary zoning matters and as otherwise required by law.

3.4                               Purchaser Indemnification.

3.4.1                     In accordance with the terms of the Limited Access Agreement, Purchaser shall indemnify, hold harmless and defend Seller and the Trust, together with each of their Affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents and Property Manager (collectively, including each Seller, “Seller’s Indemnified Parties”), from and against any and all actual damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, actual losses, demands, actions, causes of action, claims, out-of-pocket costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “Losses”) arising from or related to Purchaser’s or its Consultants’ entry onto such Seller’s Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to such Property during the Feasibility Period or otherwise; provided, however, that the foregoing indemnity shall not extend to, and in no event shall Purchaser or its Consultants be liable for, any Losses to the extent arising from (a) the negligence or intentional misconduct of the Seller’s Indemnified Parties or their contractors, tenants, occupants or other users of the Property, employees, agents or representatives, vendors, contractors, or employees of the Sellers, or (b) any pre-existing condition(s) on or about the Property (except to the extent exacerbated by the negligence or willful misconduct of Purchaser or its Consultants and then, only to the extent so exacerbated). The provisions of this Section 3.4.1 shall survive the termination of this Contract for a period of two (2) years from the Effective Date.

3.4.2                     Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any environmental sampling or invasive or subsurface tests on any Property (including a Phase II environmental assessment, building material sampling, indoor air quality testing or vapor intrusion testing) without the applicable Seller’s prior written consent, which consent may be withheld in the applicable Seller’s sole discretion; provided that, Purchaser may conduct a Phase I environmental site assessment.  Any such Inspections by Purchaser or its Consultants pursuant to this Section shall comply with any applicable legal requirements and be subject to the rights of the Tenants pursuant to the Leases, and Purchaser shall use reasonable efforts to minimize disruption to the Tenants in connection with such Inspections.  No consent by the applicable Seller to any such activity shall be deemed to constitute a waiver by such Seller or assumption of liability or risk by such Seller.  Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, each Property to substantially the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this ARTICLE III.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance, (b) worker’s compensation insurance for all of their respective employees and (c) such other insurance coverages specified in the Limited Access Agreement, each in the required amounts and with insurance companies as further specified in the Limited Access Agreement.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to the applicable Seller (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser’s or Purchaser’s Consultants’ entry onto any of the Properties, or (ii) the expiration of five (5) days after the Effective Date.

3.5                               Property Materials.

3.5.1                     As of the Effective Date, each Seller has made or will make the documents set forth on Schedule 3.5 (together with any other documents or information provided by such Seller or its agents to Purchaser with respect to its Property, the “Materials”), to the extent the same exist and are in the applicable Seller’s possession or reasonable control (subject to Section 3.5.2), available to Purchaser on a secure web site.  Purchaser agrees that any item to be delivered by any Seller under this Contract shall be deemed delivered to the extent available to Purchaser on such secured web site.  To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 3.5.1, Purchaser shall notify the applicable Seller and such Seller shall use commercially reasonable efforts to deliver the same to Purchaser within five (5) Business Days after such notification is received by such Seller; provided, however, that under no circumstances will the Feasibility Period be extended and Purchaser’s sole remedy will be to terminate this Contract in its entirety pursuant to Section 3.2 with respect to all Properties (but not in part with respect to less than all Properties).

3.5.2                     In providing the Materials to Purchaser, other than the Seller’s Representations and any representations made by a Seller in any documents delivered in connection with the Closing (each, a “Closing Document”), no Seller makes any representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  All Materials are provided for informational purposes only and, if this Contract is terminated for any reason, Purchaser, upon Seller’s request, shall return such Materials to Sellers in accordance with the terms of the Limited Access Agreement.  Recognizing that the Materials delivered or made available by Sellers pursuant to this Contract may not be complete or constitute all of such documents which are in Sellers’ possession or control, but are those that are readily and reasonably available to Sellers,

Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.  Notwithstanding anything set forth in the Limited Access Agreement, Purchaser shall be permitted to destroy any Materials in lieu of returning such Materials as otherwise required herein; provided, however, if requested by Seller, upon any termination of this Agreement, Purchaser shall promptly deliver to Seller, for informational purposes only and without any representation or warranty from Purchaser, copies of all third-party written reports obtained by Purchaser and Seller shall reimburse Purchaser for the actual out of pockets costs incurred by Purchaser with respect to any such reports requested by Seller.

3.6                               Property Contracts.  On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to each Seller (each, a “Property Contracts Notice”) specifying any Property Contracts of such Seller which Purchaser desires to terminate at the Closing (the “Terminated Contracts”); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts (and, to the extent that the effective date of termination of any Terminated Contracts is after the Closing Date, Purchaser shall be deemed to have assumed all of the applicable Seller’s obligations under such Terminated Contract as of the Closing Date), and (b) if any such Property Contract cannot by its terms be terminated, it shall be assumed by Purchaser and not be a Terminated Contract.  To the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Seller shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages.  If Purchaser fails to deliver a Property Contracts Notice to a Seller on or before the expiration of the Feasibility Period, there shall be no Terminated Contracts with respect to such Seller (or its Property) and Purchaser shall assume all Property Contracts of such Seller at the Closing.

ARTICLE IV
TITLE

4.1                               Title Documents.  Purchaser has received from Title Insurer a standard form commitment or preliminary title report (“Title Commitment”) to provide an ALTA 2006 (or applicable state equivalent) owner’s title insurance policy for each Property, in an amount equal to that Property’s Purchase Price (the “Title Policy”), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the “Title Documents”).  Purchaser shall be responsible for payment of the premium (basic and otherwise) for the Title Policy, together with all other costs and fees, including any tax and lien searches required by the Title Company, relating to procurement of the Title Commitment, the Title Policy, and any requested owner’s extended coverage and/or endorsements with respect to each of the Properties.

4.2                               Survey.  Subject to Section 3.5.2, each Seller has delivered to Purchaser a survey of such Seller’s Property, (each, an “Existing Survey”).  Purchaser acknowledges and agrees that delivery of the Existing Surveys is subject to Section 3.5.2.  Purchaser acknowledges that updates of the Existing Surveys or new surveys have been ordered and that such updated or new surveys will be at the sole cost and expense of Purchaser (each such updated Existing Survey or new Survey, a “Survey”).

4.3                               Objection and Response Process.

4.3.1                     On or before the date which is seven (7) days prior to the expiration of the Feasibility Period (the “Objection Deadline”), Purchaser may, on a Property-by-Property basis, give written notice (the “Objection Notice”) to Sellers of any matter set forth in any Title Documents and Surveys or Existing Surveys, as applicable, to which Purchaser objects (the “Objections”).  If Purchaser fails to tender an Objection Notice with respect to a Property on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters disclosed in the Title Documents and the Survey or Existing Survey for such Property prior to the Objection Deadline; provided that, (i) the foregoing shall not limit Purchaser’s right to terminate this Contract pursuant to Section 3.2 and (ii) in no event shall Purchaser be deemed to have approved and waived any objections with respect to Mandatory Removal Exceptions.

4.3.2                     Prior to the expiration of the Feasibility Period (the “Response Deadline”), a Seller who has received an Objection Notice may, in such Seller’s sole discretion, give Purchaser notice (the “Response Notice”) of those Objections which such Seller is willing to cure, if any; provided, that in all instances, Seller (a) shall be required to cure any Mandatory Removal Exceptions whether or not specified in an Objection Notice, and (b) shall use reasonable efforts to enforce the provisions of each Lease requiring the Tenants thereunder to remove any liens filed by contractors or suppliers engaged by or through such Tenants; provided, however, with respect to clause (b), no such removal shall be a condition to Closing hereunder unless Purchaser has made an Objection which Seller has agreed to cure pursuant to a Response Notice.  If a Seller fails to deliver a Response Notice by the Response Deadline, such Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice.

4.3.3                     If Purchaser is dissatisfied with any Response Notice or the lack of any Response Notice, Purchaser may, as its exclusive remedy, elect by written notice given to Sellers on or before the expiration of the Feasibility Period (the “Final Response Deadline”) either (a) to accept the Title Documents and Surveys or Existing Surveys applicable to each Property with resolution, if any, of the Objections as set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price, or (b) to terminate this Contract in its entirety regarding all Properties (but not less than all Properties), in which event the Deposit shall be returned to Purchaser, less the Independent Contract Consideration (which Escrow Agent shall deliver to the Sellers).

4.3.4                     If this Contract is not terminated in accordance with Section 3.2 or Section 4.3.3, then Purchaser shall be deemed to have elected to approve and irrevocably waived any Objections to any matters (other than Mandatory Removal Exceptions) disclosed in the Title Documents or the Survey or Existing Survey applicable to each Property prior to the expiration of the Feasibility Period, subject only to resolution, if any, of the Objections as set forth in the Response Notice for such Property (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price.

4.3.5                     If a Seller fails to cure any Mandatory Removal Exceptions or Objections which such Seller agreed to cure in the Response Notice by the Closing Date, then Purchaser may, as its exclusive remedy, either (a) accept the Title Documents and Surveys or Existing Surveys without resolution of such Mandatory Title Exceptions or Objections without any reduction or abatement of the applicable Property’s Purchase Price, or (b) terminate this Contract in its entirety regarding all Properties (but not less than all Properties), in which event the Deposit shall be returned to Purchaser, less the Independent Contract Consideration (which Escrow Agent shall deliver to the Sellers).

4.4                               Permitted Exceptions.  The Deed for each Property delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed “Permitted Exceptions”:

4.4.1                     All matters shown in the Title Documents and the Existing Survey or Survey for such Property, other than (a) those Objections, if any, which the applicable Seller has agreed to cure pursuant to a Response Notice under Section 4.3.2, (b) any New Exceptions that Seller is obligated to or has agreed to cure pursuant to Section 4.5, and (c) the Mandatory Removal Exceptions;

4.4.2                     Rights of Tenants under any Lease set forth on Schedule 6.1.5 or entered into after the Effective Date in accordance with the terms of this Contract;

4.4.3                     Applicable zoning and governmental regulations and ordinances;

4.4.4                     Any defects in or objections to title to any Property, or title exceptions or encumbrances, arising by, through or under Purchaser; and

4.4.5                     Taxes and assessments for the year 2017 and subsequent years, which are not yet due and payable.

4.5                               Subsequently Disclosed Exceptions.  If at any time after the expiration of the Feasibility Period, any update to a Title Commitment or Survey discloses any new item that did not arise until after expiration of the Feasibility Period and that materially adversely affects title to the Properties which was not disclosed on any version of or update to a Title Commitment or Survey delivered to Purchaser during the Feasibility Period (the “New Exception”), Purchaser shall have a period of five (5) Business Days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify the applicable Seller in writing of Purchaser’s approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, the applicable Seller may, in its sole discretion, notify Purchaser as to whether it is willing to cure the New Exception.  If the applicable Seller elects to cure the New Exception, such Seller shall be entitled to reasonable adjournments of the Closing Date (not to exceed thirty (30) days) to cure the New Exception, and, notwithstanding anything to the contrary herein, Purchaser shall not be permitted to exercise the termination right set forth in this Section 4.5 until the expiration of such adjournment.  If the applicable Seller fails to deliver a notice to Purchaser within three (3) days after the expiration of the New Exception Review Period, such Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with any Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either:  (a) to terminate this Contract in its entirety regarding all Properties (but not less than all Properties), in which event the Deposit shall be promptly returned to Purchaser, less the

Independent Contract Consideration (which Escrow Agent shall deliver to the Sellers), or (b) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify the applicable Seller of its election to terminate this Contract in accordance with the foregoing sentence within six (6) days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.6                               Purchaser Financing.  Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

4.7                               Outstanding Letters of Credit.

4.7.1                     Purchaser and Seller shall cooperate in good faith to (i) prepare a new owner letter to Broward County, Florida as required by that certain Notice of Operation letter dated October 09, 2015 (issued by Danyl Noel), and deliver the same to Broward County, Florida (the “County”) and (ii) comply with any other transfer requirements set forth by the County with respect to the underlying environmental permit, in each case, promptly after the expiration of the Feasibility Period.  Purchaser and Seller shall cooperate in good faith and shall use commercially reasonable efforts to obtain prior to or on the Closing an assignment of the applicant of the existing letter of credit (“Existing Broward LC”) to Purchaser with respect to the EPD Environmental Resource License DF13-1031 (“Broward LC Assignment”). To the extent such assignment occurs, the Seller shall receive a credit at Closing in the amount of the total cash collateral being held by the applicable issuing bank with respect to the Existing Broward LC.

4.7.2                     To the extent the Seller reasonably determines that applicable releases from the applicable governmental authority will not be obtained prior to Closing for any of the three (3) letters of credit describing Lower Macungie Township as beneficiary (each, an “Existing LMT LC”), then Purchaser and Seller shall (i) cooperate in good faith to comply with any transfer requirements set forth by the applicable governmental authority with respect to the underlying permits or other government documents and (ii) cooperate in good faith and shall use commercially reasonable efforts to obtain prior to or on the Closing an assignment of the applicant of the applicable existing letter(s) of credit to Purchaser with respect to the applicable underlying permits or other government documents (any such assignment, a “LMT LC Assignment”). To the extent any such assignment occurs, the Seller shall receive a credit at Closing in the amount of the total cash collateral being held by the applicable issuing bank with respect to any Existing LMT LC so assigned.

4.7.3                     Notwithstanding anything to the contrary herein, to the extent the Broward LC Assignment or any LMT LC Assignment is not permitted by the applicable issuing bank, then Seller shall receive a credit at Closing in the amount of the total cash collateral being held by the applicable issuing bank and such credit shall be held in escrow by the Escrow Agent pursuant to documentation reasonably satisfactory to the Sellers and Purchaser (the “Credit Escrow”). If within six (6) months of the Closing any applicable Broward LC Assignment or LMT LC Assignment occurs, then the Escrow Agent shall release that portion of the credit related to the cash collateral so assigned to the Sellers or Sellers’ Representative (as shall be set forth in the escrow documentation). If any applicable Broward LC Assignment or LMT LC Assignment has not occurred within six (6) months of Closing, then the Escrow Agent shall return any remaining credit to Purchaser. Any escrow fees incurred with respect to the Credit Escrow shall be split equally between Purchaser and Seller and paid at Closing.

4.7.4                     Sellers and Purchaser agree that this Section 4.7 shall survive Closing.

ARTICLE V
CLOSING

5.1                               Closing Date.  The Closing shall occur on December 11, 2017 at the time set forth in Section 2.2.3 (as such date may be extended pursuant to the terms hereof, the “Closing Date”) through an escrow with Escrow Agent, whereby Sellers, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

5.2                               Seller Closing Deliveries.  No later than one (1) Business Day prior to the Closing Date, each Seller shall, with respect to each Property to be conveyed by such Seller hereunder, deliver to Escrow Agent, the following items (in original form if requested by the Escrow Agent to effectuate the transactions contemplated by this Contract):

5.2.1                     A deed in the applicable form attached as Exhibit B-1 (for Property located in Georgia), Exhibit B-2 (for Property located in Pennsylvania), Exhibit B-3 (for Property located in California), or Exhibit B-4 (for Property located in Florida) (as, applicable, a “Deed”), to Purchaser, in each case, subject to the Permitted Exceptions. If the legal description of the Property located in Georgia on a Survey differs from the legal description attached to the applicable Seller’s original vesting deed, the applicable Seller shall, at Purchaser’s request, execute and deliver to Purchaser at Closing a quitclaim deed, in recordable form, containing a legal description of such Property based upon that Survey.

5.2.2                     A Bill of Sale in the form attached as Exhibit C.

5.2.3                     A General Assignment in the form attached as Exhibit D (the “General Assignment”).

5.2.4                     An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.5                     A letter in the form attached hereto as Exhibit F to each of the vendors under the Terminated Contracts informing them of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the “Vendor Terminations”).

5.2.6                     Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.2.7                     Such Seller’s counterpart signature to the closing statement prepared by the Title Insurer.

5.2.8                     A title affidavit or an indemnity which is sufficient to enable Title Insurer to delete the removable standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment, and provide for mechanics’ liens and gap indemnification as applicable; provided however, that such Seller shall not be obligated to provide a title affidavit or an indemnity form addressing the pre-printed exceptions related to the Existing Survey if Purchaser has not provided a new or updated Survey to the Title Company as referenced in Section 4.2.

5.2.9                     A certification of such Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.10              Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing such Seller’s authority to consummate this transaction.

5.2.11              An updated Property Contracts List from such Seller effective as of a date no more than three (3) Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts List shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.12              Notification letters to all Tenants at all applicable Properties prepared by applicable Sellers in the form attached hereto as Exhibit G (collectively, the “Tenant Notifications”).

5.2.13              Evidence of the termination of each Property Management Agreement.

5.2.14              Such Seller’s counterpart signature to the Indemnity Escrow Agreement in substantially the form attached as Exhibit H hereto (the “Indemnity Escrow Agreement”).

5.2.15              Any state and local conveyance tax and withholding forms, to the extent applicable to the sale of any of the Properties, including a customary non-foreign affidavit form and customary California Form 593-C from each Seller of Property located in California

5.2.16              A Broward LC Assignment and an LMT LC Assignment for any unreleased Existing LMT LC, or if any such assignment is not permitted by the applicable issuing bank, any documentation required by the Escrow Agent to evidence the Credit Escrow.

5.3                               Purchaser Closing Deliveries.  No later than one (1) Business Day prior to the Closing Date, Purchaser shall deliver to the Escrow Agent (for disbursement to the applicable Seller upon the Closing) the following items with respect to each Property being conveyed (in original form if requested by the Escrow Agent to effectuate the transactions contemplated by this Contract):

5.3.1                     The full Purchase Price for such Property, with credit for the Applicable Share of the Deposit, plus or minus the adjustments or prorations required by this Contract.

5.3.2                     The address certification page attached to the deed for any Property in Pennsylvania.

5.3.3                     To the extent required by the Title Insurer, a title affidavit (pertaining to Purchaser’s activity on such Property prior to Closing), reasonably acceptable to Purchaser, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.3.4                     Any declaration or other statement which may be required to be submitted to any applicable local assessor.

5.3.5                     Purchaser’s counterpart signature to the closing statement prepared by the Title Insurer.

5.3.6                     A countersigned counterpart of the General Assignment.

5.3.7                     A countersigned counterpart of the Leases Assignment.

5.3.8                     Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

5.3.9                     A countersigned counterpart of the Indemnity Escrow Agreement.

5.3.10              Any state and local conveyance tax and withholding forms, to the extent applicable to the purchase of any of the Properties

5.3.11              A countersigned counterpart to the Broward LC Assignment and any applicable LMT LC Assignment, or if any such assignment is not permitted by the applicable issuing bank, any documentation required by the Escrow Agent to evidence the Credit Escrow.

5.4                               Closing Prorations and Adjustments.  The prorations set forth in this Section 5.4 shall be on a Property-by-Property basis and not among, or between, Properties, and shall not include any items of expense that are paid directly by any Tenant of a Property, including insurance and property taxes.

5.4.1                     General.  With respect to each Property, all normal and customarily proratable items, including collected rents, operating expenses, personal property taxes, real estate taxes, and amounts under Property Contracts, shall be prorated as of the Closing Date, the applicable Seller being charged or credited, as appropriate, for all of the same attributable to the period up to 11:59 p.m. (local time as to each Property) on the date immediately preceding the Closing Date (the “Adjustment Time”) (and credited for any amounts paid by the applicable Seller attributable to the period after the Adjustment Time) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period after the Adjustment Time.  Not fewer than four (4) Business Days prior to the Closing Date, each Seller shall deliver to Purchaser its good faith estimate of the proration schedule of the adjustments described in this Section 5.4.  Purchaser shall have the opportunity to review all materials and information used by Seller in preparing such estimate.  Not later than two (2) Business Days prior to the Closing Date, Purchaser and Seller shall meet (which may be by telephone conference) for the purpose of agreeing to and finalizing such estimate (as and to the extent accepted by Purchaser, the “Proration Schedule”) and each of Purchaser and Seller hereby agree to act reasonably and in good faith in such discussions and determinations. The adjustments set forth on the Proration Schedule shall be paid by Purchaser to the applicable Seller (if the prorations result in a net credit to such Seller) or by such Seller to Purchaser (if the prorations result in a net credit to Purchaser), by increasing or reducing the cash to be paid by Purchaser to such Seller at Closing.  Notwithstanding anything to the contrary contained in the Contract, in no event shall the Sellers and Purchaser prorate any items (including, without limitation, real estate taxes) that are paid by the Tenants in accordance with their applicable Leases directly to any third party other than as expressly set forth in Section 5.4.6.

5.4.2                     Operating Expenses.  With respect to each Property, all of the operating, maintenance, taxes (other than real estate taxes), and other expenses incurred in operating such Property that are customarily prorated as set forth on Schedule 5.4.2, shall be prorated on an accrual basis.  Each Seller shall pay all such expenses that accrue prior to the Adjustment Time and Purchaser shall pay all such expenses that accrue from and after the Adjustment Time.  This Section shall apply only to the extent the expenses contemplated herein are paid by the applicable Seller instead of paid directly by the Tenants to a third party other than Seller.

5.4.3                     Utilities.  With respect to each Property, the final readings and final billings for utilities will be made if possible as of the Adjustment Time, in which case each Seller shall pay all such bills as of the Adjustment Time and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the Parties’ reasonable good faith estimate.  Each Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and such Seller shall notify each utility company serving its Property to terminate its account, effective as of noon (mountain time) on the Closing Date.  Alternatively, such Seller may elect at Closing to leave any deposits posted by it with any utility company and receive a closing statement adjustment for same at Closing.  This Section shall apply only to the extent the expenses contemplated herein are paid by the applicable Seller instead of by the Tenants.

5.4.4                     Real Estate Taxes.  Any real estate, ad valorem, or similar taxes for each Property, or any installment of assessments payable in installments, which installment is payable in the calendar year, or the fiscal year, of Closing, as applicable, shall be prorated as of the Adjustment Time, based upon actual days involved in such installment period.  The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the applicable calendar or fiscal year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of such Property or for the tax rate) for the year of Closing are not available at the Adjustment Time, the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount and subject to re-adjustment upon receipt of actual assessments on or before the Review Date).  This Section shall apply only to the extent the expenses contemplated herein are paid by the applicable Seller instead of by the applicable Tenants.

5.4.5                     Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses or credits with respect thereto shall be prorated under Section 5.4.2.

5.4.6                     Leases.

5.4.6.1           With respect to each Property, all collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, percentage rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases (except as set forth in Section 5.4.6.2)), income and expenses from any portion of a Property shall be prorated as of the Adjustment Time.  Purchaser shall receive a credit at Closing for all collected rent and income attributable to dates from and after the Adjustment Time.  Each Seller shall retain all collected rent and income attributable to dates prior to the Adjustment Time.  Notwithstanding the foregoing, no prorations shall be made in relation to delinquent rents existing, if any, as of the Adjustment Time (the “Uncollected Rents”).  In adjusting for Uncollected Rents, no adjustments shall be made in a Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay to such Seller such accrued Uncollected Rents as and when collected by Purchaser to the extent payable to Seller hereunder.  After Closing, Purchaser agrees to bill Tenants of the Properties for all Uncollected Rents and to take reasonable actions to collect Uncollected Rents for a period of not later than the Review Date specified in Section 5.5 below.  Purchaser’s collection of rents shall be applied, first, towards current rent due and owing under the Leases for the month in which the Closing occurs or following the month in which the Closing occurs, as applicable, but only to the extent then due and payable, and second, to periods prior to the month in which the Closing occurs.  After the Closing, each Seller shall continue to have the right, but not the obligation, in its own name, to pursue the collection of Uncollected Rents owed to such Seller by any Tenant; which right shall include the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by any Seller of such right; provided however, that the foregoing right of each Seller shall be limited to actions seeking monetary damages and, in no event, shall any Seller seek to evict any Tenants or terminate any Leases in any action to collect Uncollected Rents.  Purchaser agrees to reasonably cooperate with each Seller in connection with all efforts by such Seller to collect such Uncollected Rents and to take all commercially reasonable steps, whether before or after the Closing Date, as may be reasonably necessary to carry out the intention of the foregoing, including the delivery to the applicable Seller, within seven (7) days after a written request, of any relevant books and records (including rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all reasonable consents and other reasonable documents, and the undertaking of any act reasonably necessary for the collection of such Uncollected Rents by such Seller; provided, however, that Purchaser’s obligation to cooperate with a Seller pursuant to this sentence shall not obligate Purchaser to terminate any Lease, sue or evict any existing Tenant from a Property, or incur any material cost or expense.

5.4.6.2           Certain of the Leases contain tenant obligations to pay for taxes, common area expenses, operating expenses and/or additional charges of any other nature relating to the Properties and/or certain portions thereof (collectively, “Charges”). Purchaser and each Seller acknowledge and agree that Charges which a Seller has heretofore collected from Tenants at its Property for the calendar year of Closing (through and including the Closing Date) (each, a “Seller’s Reconciliation Period”), have not yet been reconciled with the Tenants to the extent such Seller’s recovery of such expenses from the Tenants for such period exceeds or was less than the actual amount of such expenses for such period (each, a “Tenant Reconciliation”).  In connection with each Tenant Reconciliation, the Parties agree that (i) no later than the earlier of (A) fifteen (15) days following Closing and (B) the Review Date, the applicable Seller shall deliver to Purchaser the data reasonably supporting the Charges such Seller collected from the Tenants during such Seller’s Reconciliation Period and the amount of Charges actually paid by such Seller during Seller’s Reconciliation Period, and (ii) upon written request of either Party, on or before the Review Date, Purchaser shall be responsible for preparing the final Tenant Reconciliation (subject to the applicable Seller’s approval with respect to such Seller’s Reconciliation Period) in accordance in all material respects (taking into account that the Review Date occurs prior to the end of the calendar year) with the terms and conditions of the applicable Leases and, to the extent applicable, either reimbursing or billing Tenants accordingly.  If the Tenant Reconciliation for a Seller’s Reconciliation Period shows that amounts collected during such Seller’s Reconciliation Period were more than the amount of charges actually paid by such Seller during such Seller’s Reconciliation Period, then such Seller shall reimburse such Tenant to the extent of any overpayment of such Charges actually received by such Seller for Seller’s Reconciliation Period.  If it is determined that any Tenant has underpaid a Seller any portion of the Charges for such Seller’s Reconciliation Period, Purchaser shall promptly pay to such Seller the amount of any underpayment of such Charges from such Tenant, regardless of whether or not such underpayment has in fact been collected from the applicable Tenants, so long as such underpayment for any one Tenant does not exceed $25,000.

5.4.6.3           Except as otherwise set forth herein, each Seller shall be responsible for the payment of all Tenant Inducement Costs (as such term is hereinafter defined) and Leasing Commissions (as such term is hereinafter defined) that are required to be paid as a result of any Lease, or any amendment to a Lease, that was agreed to by such Seller prior to the Effective Date or agreed to following the Effective Date without the written consent of Purchaser, but expressly excluding each of the following which shall be the sole responsibility of Purchaser: (i) any refurbishment allowance or Tenant Inducement Cost or Leasing Commission that may become payable pursuant to the express terms of such a Lease or amendment if the tenant thereunder exercises, subsequent to the Effective Date, a renewal, extension, expansion or similar option thereunder; and (ii) any Leasing Commissions that Purchaser agrees to pay to its broker or a tenant’s broker with respect to any such renewal, extension, expansion or similar option.  Sellers shall have no obligation to Purchaser for the payment of any other Tenant Inducement Costs or Leasing Commissions, including any Tenant Inducement Costs or Leasing Commissions payable with respect to any new Lease or Lease amendment entered into after the Effective Date that was consented to by Purchaser in writing.  If any Leasing Commission or Tenant Inducement Cost the payment of which is a Seller’s responsibility, as provided above, has not been paid by Closing, then Purchaser will receive a credit at Closing for the unpaid amount.  If before Closing a Seller pays any Leasing Commission or Tenant Inducement Cost required to be paid before Closing but the payment of which is Purchaser’s responsibility (such as a Leasing Commission due upon execution of a new Lease or Lease amendment after the Effective Date that was consented to by Purchaser in writing), then such Seller will receive a credit from Purchaser at Closing for the amount so paid.  For the purposes hereof, “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including tenant improvement costs (whether paid by the landlord to the tenant as a cash allowance or incurred by the landlord in the performance of such tenant improvements), lease buyout costs, and moving, design and refurbishment allowances. The term “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period, it being agreed that with respect to the free rent identified on Schedule 6.1.5A, the applicable Seller shall bear the loss resulting from any free rental period until the Closing Date and that Purchaser shall bear the loss from and after the Closing. The term “Leasing Commissions” shall mean any brokerage commission, fee or other compensation owing in connection with any Lease.

5.4.6.4           At Closing, with respect to each Property, Purchaser shall receive a credit against the applicable Purchase Price in an amount (the “Tenant Security Deposit Balance”) equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including security, damage, or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law.  Any cash (or cash equivalents) held by a Seller which constitutes the Tenant Security Deposit Balance shall be retained by the applicable Seller in exchange for the foregoing credit against the applicable Purchase Price and shall not be transferred by such Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to the applicable Seller, either pursuant to the Leases or otherwise.  Notwithstanding the foregoing, in the event any security deposits held by Seller are in the forms of letters of credit, Seller will reasonably cooperate with Purchaser in order to assign its interest in the letters of credit to Purchaser contemporaneously with Closing; provided, however, that any and all transfer (or similar) fees required to be paid in connection with any assignment shall be paid by Purchaser to the extent such fees are not otherwise paid by the applicable Tenant.

5.4.7                     Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.

5.4.8                     [Intentionally Omitted].

5.4.9                     Closing Costs.  Sellers shall pay all attorneys’ fees of counsel to Sellers and Purchaser shall pay all attorneys’ fees of counsel to Purchaser. With respect to each Property, payment of any transfer, sales, use, gross receipts or similar taxes, and Deed recordation fees shall be divided between Purchaser and the applicable Seller in accordance with Schedule 5.4.9.

Each Seller shall pay one-half of the customary closing costs of the Escrow Agent with respect to such Seller’s Property.   Sellers shall pay the costs, fees, expenses and premium for the R&W Insurance Policy up to $325,000 (“R&W Cost Cap”) and Purchaser shall pay all costs, fees, expenses and premiums for the R&W Insurance Policy in excess of the R&W Cost Cap.  Purchaser shall pay one-half of the customary closing costs of the Escrow Agent, all costs associated with obtaining updates of the Existing Surveys or obtaining new surveys, all in accordance with Section 4.2 and shall be responsible for the costs, premiums and fees related to the Title Commitment, Title Policy, and Title Company as specified in Section 4.1, except to the extent that a Seller is required to pay such cost in connection with such Seller’s election to cure an Objection.  For the avoidance of doubt, Purchaser is responsible for all costs associated with any financing (including any underlying mortgage taxes and recording fees) it obtains with respect to the transactions contemplated herein. All other transaction costs actually incurred shall be apportioned in accordance with local custom for commercial sales in the locality in which the Property is located and in the absence of any such custom, must be paid one-half by the applicable Seller and one-half by Purchaser.

5.4.10              Possession.  Possession of each Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing.  To the extent reasonably available to each Seller, originals or copies of its Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and such Seller’s books and records relating to its Property to be conveyed by such Seller (other than proprietary information) (collectively, “Seller’s Property-Related Files and Records”) regarding the applicable Property shall be made available to Purchaser at such Property after the Closing.  Purchaser agrees, for the period after the Closing until December 31, 2018 (the “Records Hold Period”), to (a) provide and allow the applicable Seller and Sellers’ Representative reasonable access to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof, and (b) reasonably maintain and preserve Seller’s Property-Related Files and Records.

5.5                               Post-Closing Adjustments.  As soon as reasonably practicable following the Closing, but in no event later than December 14, 2017 (the “Review Date”), Purchaser and Sellers shall cause a review of the prorations to be completed by a firm of public accountants or other consulting firm selected by Purchaser and approved by Sellers, which approval shall not be unreasonably withheld or delayed (the “Prorations Consultant”), the scope of which shall be limited to a confirmation of final closing adjustments with respect to any item on the Proration Schedule (or any item omitted therefrom), in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither Party shall have any obligation to re-adjust any items for any Property unless such items exceed Twenty-Five Thousand Dollars ($25,000.00) in magnitude (either individually or in the aggregate) with respect to such Property.  Notwithstanding the foregoing, any post-closing adjustments and prorations to be determined pursuant to Section 5.4.4 shall be based, to the extent necessary, on estimates using the most recent and accurate information available at such time.  On or before December 15, 2017 (the “Prorations Survival Date”), any issues arising from a review by Purchaser and Sellers of the prorations review contemplated by this Section 5.5 following the Review Date shall be presented to and determined by the Prorations Consultant.  If such determination necessitates a payment from one party to the other, such payment shall be made by the obligated party on or before the Prorations Survival Date. All determinations made hereunder by the Prorations Consultant shall be considered final and binding on both Purchaser and Sellers. Section 5.4 and this Section 5.5 shall survive until the Prorations Survival Date. During the period from and after Closing through and including the Prorations Survival Date, the Trust shall maintain a liquidity covenant of no less than Three Million Dollars ($3,000,000).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1                               Seller’s Representations.  Except, in all cases, for any fact, information or condition disclosed in the Title Documents, any Existing Survey or Survey and except as set forth on Schedule 6.1 attached hereto, each Seller represents and warrants to Purchaser the following (collectively, the “Seller’s Representations”) as of the Effective Date and as of the Closing Date (unless specifically made as of a date, in which case only as of such date); provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 13.30, Section 13.31, Exhibit I, and in the ultimate paragraph of Section 8.1,:

6.1.1                     Authority.  Such Seller is validly existing and in good standing under the laws of the state of its formation set forth on the Seller Information Schedule; and has the entity power and authority to sell and convey its Property and to execute the documents to be executed by such Seller, and prior to the Closing will have taken, as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.

6.1.2                     No Conflicts.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which such Seller is a party or by which such Seller is otherwise bound, which conflict, breach or default would have a material adverse effect on such Seller’s ability to consummate the transaction contemplated by this Contract or on the Property.  This Contract is a valid and binding agreement against such Seller in accordance with its terms.

6.1.3                     No Foreign Person.  Such Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended.

6.1.4                     Litigation.  There are no litigation actions either pending or, to such Seller’s Knowledge, threatened, (i) against such Seller which, if adversely determined, would adversely impact such Seller or such Seller’s ability to consummate the transactions contemplated hereby in any material respect, or (ii) against such Seller’s Property which, if adversely determined, would adversely affect the current use, value or operation of the Property in any material respect.

6.1.5                     Leases.  As of the Effective Date, there are no Leases with respect to the Property, other than the Leases set forth on Schedule 6.1.5 (the “Lease Schedule”).  As of the Effective Date, the Leases have not been amended, supplemented or otherwise modified except as set forth in the Lease Schedule.  Such Seller has delivered or made available to Purchaser true and complete copies of each Lease.  Except as set forth in the Lease Schedule, such Seller has not sent or received any notice of default with respect to any Lease which remains uncured as of the Effective Date. All free rental periods with respect to any Lease executed prior to the Effective Date are set forth on Schedule 6.1.5A. All Tenant Inducement Costs that are due and payable (or that will become due and payable) with respect to any Lease executed prior to the Effective Date are set forth on Schedule 6.1.5B. All Leasing Commissions that are due and payable (or that will become due and payable) with respect to any Lease executed prior to the Effective Date are set forth on Schedule 6.1.5C. The list of all security deposits (whether in the form of cash, letter of credit or otherwise) under the Leases executed prior to the Effective Date being held by or on behalf of any of the Sellers with respect to the Properties is set forth on Schedule 6.1.5D.

6.1.6                     Property Contracts.  Other than as specified on the Property Contracts List, there are no Property Contracts to which such Seller is a party or is bound affecting any portion of the Property that will be binding upon Purchaser after the Closing.  Except as set forth on Schedule 6.1.6B, Seller has not sent or received any notice of default with respect to any of the Property Contracts.

6.1.7                     Rent Roll.  Set forth on Schedule 6.1.7 is a true, complete and correct rent roll for the Properties as of the date set forth thereon (the “Rent Roll”).

6.1.8                     Environmental.  Such Seller has not received written notice from any governmental authority that the use and operation of the Property is in material violation of any laws or regulations relating to Hazardous Materials that remains unresolved.  Such Seller has not received any written notice of any pending or threatened requests for information or inquiries from any governmental authority or any investigations, action, suits, claims or proceeding relating to the generation, release, disposal, treatment, emission, transportation or storage of any Hazardous Materials in or on the Property that remains unresolved.  This Section 6.1.8 contains the sole and exclusive representations and warranties of Sellers with respect to Environmental Laws, Hazardous Materials or other environmental matters.

6.1.9                     ERISA.  None of any Seller’s assets constitute “plan assets” within the meaning of Section 3(42) of ERISA.

6.1.10              No Insolvency.  No Seller is a debtor in any state or federal insolvency, bankruptcy or receivership proceeding.  No Seller has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by such Seller’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of such Seller’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of such Seller’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to creditors generally.

6.1.11              Condemnation; Zoning.  As of the Effective Date, no Seller has received written notice of any condemnation or eminent domain proceeding, involuntary rezoning proceeding or similar proceeding pending against or relating to the Property or, to any Seller’s Knowledge, threatened against or relating to the Property. No Seller has commenced any proceedings for rezoning, variance or other similar matters.

6.1.12              Employees.  There are no employees presently employed by Sellers at the Property, and Sellers have never employed any employees at the Property.

6.1.13              Labor Agreements. No Seller is party to or bound by any collective bargaining agreements, “leased employee” agreements, card check neutrality agreements, standstill agreements or accretion agreements with a union that are binding on the operation of the Property.

6.1.14              Violations. Except as set forth on Schedule 6.1.16 attached hereto, Seller has not received any written notice of any violation of any applicable laws with respect to the Property from any governmental authority which has not heretofore been complied with.

6.1.15              OFAC; Anti-Money Laundering; Patriot Act. The amounts payable by Sellers to Purchaser hereunder are not and were not, directly or indirectly, derived from activities in contravention of federal, state, or international laws and regulations (including, without limitation, anti-money laundering laws and regulations).  None of (a) any Seller; (b) any Person controlling or controlled by any Seller, directly or indirectly, including but not limited to any Person or Persons owning, in the aggregate, a fifty percent (50%) or greater direct or indirect ownership interest in any Seller; (c) any Person, if any Seller is a privately-held entity, having a beneficial interest in such Seller; or (d) any Person for whom a Seller is acting as agent or nominee in connection with the transaction, is, in each case, to any Seller’s Knowledge: (i) a country, territory, government, individual or entity subject to sanctions under any Executive Order issued by the President of the United States or any regulation administered by OFAC; (ii) a Foreign Terrorist Organization designated by the United States Department of State, or (iii) an individual or entity who any Seller knows, has engaged in or engages in terrorist activity, or has provided or provides material support for terrorist activities or terrorist organizations, as prohibited by U.S. law, including but not limited to the USA PATRIOT Act, P.L. 107-56.  Such Seller is not a Prohibited Person.  The assets of such Seller will transfer to Purchaser under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.1.16              Casualty.  To Seller’s Knowledge, for the period following September 12, 2017 through the Closing Date, no Major Casualty has occurred with respect to any Property which has not been restored.

6.2                               AS-IS.  Each Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of the Effective Date and as of Closing.  Except as expressly set forth in this Contract or any Closing Document, no representations or warranties have been made or are made and no responsibility has been or is assumed by any Seller or by any partner, officer, person, firm, agent, attorney or representative acting or purporting to act on behalf of such Seller as to (i) the condition or state of repair of its Property; (ii) the compliance or non-compliance of such Property with any applicable laws, regulations or ordinances (including any applicable zoning, building or development codes); (iii) the value, expense of operation, or income potential of such Property; (iv) any other fact or condition which has or might affect such Property or the condition, state of repair, compliance, value, expense of operation or income potential of such Property or any portion thereof; or (v) whether such Property contains or has been impacted by asbestos, mold or hazardous, deleterious, harmful or toxic substances, including Hazardous

Materials, or pertaining to the extent, location or nature of same.  The Parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Contract and the Exhibits and Schedules hereto annexed, which alone fully and completely express their agreement, and that this Contract has been entered into after full investigation, or with the Parties satisfied with the opportunity afforded for full investigation, neither Party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Contract or the Exhibits and Schedules annexed hereto.

Purchaser waives its right to recover from, and forever releases and discharges the Seller’s Indemnified Parties of each Seller from any and all demands, claims (including causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”), that may arise on account of or in any way be connected with the Properties, the physical or environmental condition thereof, or any law or regulation applicable thereto, including Claims with respect to Hazardous Materials or arising under Environmental Laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101, et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), and, all similar state or commonwealth laws applicable to any Property.  Without limiting the foregoing, Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Sellers and all other Sellers’ Indemnified Parties from any and all Claims, matters arising out of latent or patent defects or physical or environmental conditions, violations of applicable laws (including any Environmental Laws) and any and all other acts, omissions, events, circumstances or matters affecting the Properties.  As part of the provisions of this Section 6.2, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local law, rules and regulations.  Without limiting the foregoing, Purchaser agrees that should any cleanup, remediation or removal of Hazardous Materials or other environmental conditions on, under, from or about the Properties be required after the date of Closing, such clean-up, removal or remediation shall not be the responsibility of Sellers.

WITH RESPECT TO THE RELEASES AND WAIVERS SET FORTH IN THIS SECTION 6.2, PURCHASER EXPRESSLY WAIVES THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF

KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

PURCHASER HAS BEEN ADVISED BY ITS LEGAL COUNSEL AND UNDERSTANDS THE SIGNIFICANCE OF THIS WAIVER OF SECTION 1542 RELATING TO UNKNOWN, UNSUSPECTED AND CONCEALED CLAIMS.  BY ITS INITIALS BELOW, PURCHASER ACKNOWLEDGES THAT IT FULLY UNDERSTANDS, APPRECIATES AND ACCEPTS ALL OF THE TERMS OF THIS SECTION 6.2.

PURCHASER’S INITIALS:	/s/ EZ

The provisions of this Section 6.2 shall survive indefinitely the Closing or termination of this Contract and shall not be merged into Closing Documents.

6.3                               Survival of Seller’s Representations.  Sellers and Purchaser agree that Seller’s Representations shall survive Closing and shall terminate at the end of the Indemnity Escrow Period.  Any claim for indemnification for breach of or inaccuracy in a representation or warranty must be made in compliance with the terms of Exhibit I.

6.4                               Definition of Seller’s Knowledge.  Any representations and warranties made “to Seller’s Knowledge” shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term “Seller’s Knowledge” shall mean and refer only to actual knowledge of each “Seller’s Designated Representative” and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of such Seller, or any Affiliate of such Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability.  As used herein, the term “Seller Designated Representative” shall refer to either of Andrea Karp or Scott Recknor.

6.5                               Representations and Warranties of Purchaser.  For the purpose of inducing Sellers to enter into this Contract and to consummate the sale and purchase of the Properties in accordance herewith, Purchaser represents and warrants to Sellers the following as of the Effective Date and as of the Closing Date:

6.5.1                     Each Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.5.2                     Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated by this Contract.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3                     No pending or, to Purchaser’s Knowledge, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Sellers.

6.5.4                     Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Sellers or any representative of Sellers (including Broker) in connection with this Contract and the acquisition of the Properties.

6.5.5                     Purchaser is not a Prohibited Person.

6.5.6                     To Purchaser’s Knowledge, none of its investors, Affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.7                     The funds or other assets Purchaser will transfer to Sellers under this Contract are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.8                     The funds or other assets Purchaser will transfer to Sellers under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.5.9                     The amounts payable by Purchaser to Sellers hereunder are not and were not, directly or indirectly, derived from activities in contravention of federal, state, or international laws and regulations (including, without limitation, anti-money laundering laws and regulations).  None of (a) Purchaser; (b) any Person controlling or controlled by Purchaser, directly or indirectly, including but not limited to any Person or Persons owning, in the aggregate, a fifty percent (50%) or greater direct or indirect ownership interest in Purchaser; (c) any Person, if any Purchaser is a privately-held entity, having a beneficial interest in such Purchaser; or (d) any Person for whom a Purchaser is acting as agent or nominee in connection with the transaction, is, in each case, to any Purchaser’s Knowledge: (i) a country, territory, government, individual or entity subject to sanctions under any Executive Order issued by the President of the United States or any regulation administered by OFAC; (ii) a Foreign Terrorist Organization designated by the United States Department of State, or (iii) an individual or entity who Purchaser knows has engaged in or engages in terrorist activity, or has provided or provides material support for terrorist activities or terrorist organizations, as prohibited by U.S. law, including but not limited to the USA PATRIOT Act, P.L. 107-56.

6.5.10              None of the assets of Purchaser constitute “plan assets” of one or more such plans for purposes of Title I of the Employment Retirement Income Security Act of 1974 (“ERISA”) or Section 4975 of the Code.

6.6                               Definition of Purchaser’s Knowledge.  Any representations and warranties made “to Purchaser’s Knowledge” shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term “Purchaser’s Knowledge” shall mean and refer only to actual knowledge of each “Purchaser’s Designated Representative” and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of such Purchaser, or any Affiliate of such Purchaser, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability.  As used herein, the term “Purchaser Designated Representative” shall refer to either of Carey Flaherty or Omer Ben-Zur.

ARTICLE VII
OPERATION OF THE PROPERTIES

7.1                               Leases and Property Contracts.

7.1.1                     From and after the Effective Date until the expiration of the Feasibility Period, Seller may enter into new Property Contracts, modify or terminate any Property Contracts, or institute and prosecute any available remedies for default under any Property Contract, in each case,  upon obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.  After the expiration of the Feasibility Period, no Seller will enter into new Property Contracts or renew, modify or terminate existing Property Contracts (unless such Property Contracts are terminable without penalty on no more than thirty (30) days’ notice), except upon five (5) Business Days prior written notice to Purchaser and with the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole discretion.

7.1.2                     From and after the Effective Date until the expiration of the Feasibility Period, Seller may enter into new Leases or renew modify or terminate any Leases, or institute and prosecute any available remedies for default under any Lease, in each case, upon obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed; provided that it shall be deemed reasonable for Purchaser to withhold consent over any Lease that would have a material adverse economic impact on any Property.  After expiration of the Feasibility Period, no Seller will enter into new Leases or renew, modify or terminate existing Leases, or accept the surrender or forfeiture of any of the Leases, except upon five (5) Business Days prior written notice to Purchaser and with the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole discretion.

7.1.3                     The phrase “upon five (5) Business Days prior written notice to Purchaser and with the prior written consent of Purchaser” as used in this Section 7.1 shall mean that Purchaser shall have five (5) Business Days after Purchaser receives a true, correct and complete copy of any agreement subject to this Section 7.1 or a summary of the proposed business terms to review and to approve or disapprove in writing such agreement or summary, it being the understanding, however, that Purchaser’s failure to respond in writing within said five (5) Business Day period shall be deemed disapproved.

7.2                               General Operation of Property.

7.2.1                     Except as specifically set forth in this ARTICLE VII, each Seller shall operate its Property after the Effective Date in the ordinary course of business and consistent with past practice.

7.2.2                     In addition, each Seller may take such steps as reasonably necessary in such Seller’s reasonable discretion to address (a) any life or safety issue at its Property, (b) any requirements of or obligations under any Lease, or (c) any requirements of or obligations under any Development Agreement or any Declarations and REAs.

7.2.3                     No Seller will make any material alterations to its Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser (except as set forth in the immediately preceding sentence), which consent shall not be unreasonably withheld, conditioned or delayed.

7.3                               Liens.  Other than utility easements and temporary construction easements granted by a Seller in the ordinary course of business, each Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to its Property (which in any event will not include any lien created by any Tenant, subject to Sellers’ obligation to enforce Leases pursuant to Section 4.3.2) between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld, conditioned or delayed.  If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1                               Purchaser’s Conditions to Closing.  Purchaser’s obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1                     All of the documents required to be delivered by Sellers to Purchaser at the Closing pursuant to the terms and conditions of Section 5.2 shall have been delivered;

8.1.2                     Each of Seller’s Representations shall be true in all material respects as of the Effective Date and as of the Closing Date (except to the extent such representation or warranty is made expressly of as of another date). In the event that a breach of a representation or warranty (a “Breach”) results in either (1) a liability that is curable by the payment of a monetary amount or (2) the diminution in the value of the Properties (in the aggregate) to an extent that would necessitate a reduction in the Purchase Price, as reasonably determined by Seller (each, a “Loss Factor”), Seller shall have the right (but shall not be obligated to), as determined in its sole discretion, to cure such Breach by giving Purchaser a credit at Closing in the amount required to cure such Breach, but in no event shall Purchaser be required to accept any cure if the Breach could reasonably be expected to result in a Loss Factor as reasonably determined by the Purchaser in excess of One Million Dollars ($1,000,000) in the aggregate (the “Breach Threshold”).  If Seller shall elect to attempt to cure such Breach and such Breach would reasonably be expected to result in a Loss Factor which is at or less than the Breach Threshold, in addition to the right provided in the previous sentence to give Purchaser a credit at Closing, Seller shall have the right to adjourn the Closing and extend the Closing Date for up to twenty (20) days by providing written notice to Purchaser prior to the then scheduled Closing Date.  In the event that a Breach results in a Loss Factor in excess of the Breach Threshold or Seller elects not to cure or is unable to cure any Breach as provided in this Section 8.1.2, the same shall be a failure of this Purchaser condition to Closing and in such event Purchaser shall have the rights more particularly set forth in the ultimate paragraph of this Section 8.1;

8.1.3                     Each Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by such Seller hereunder;

8.1.4                     No Seller shall be a debtor in any bankruptcy proceeding;

8.1.5                     There shall not be pending litigation or, to the Purchaser’s Knowledge or the applicable Seller’s Knowledge, any threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of any Seller;

8.1.6                     The R&W Insurance Policy shall be in full force and effect as of or prior to the Closing in accordance with Section 13.30;

8.1.7                     Title Insurer shall have committed to issue and deliver the Title Policy to Purchaser subject only to Permitted Exceptions and payment of any premiums with respect thereto; and

8.1.8                     Purchaser shall have received Conforming Tenant Estoppels sufficient to satisfy the Estoppel Threshold.

If any condition set forth in Section 8.1 (excluding Section 8.1.2) is not met with respect to a Seller, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on all of the Properties on the Closing Date with no offset or deduction from the Purchase Price for any Property, or (b) notify Sellers in writing of Purchaser’s decision to terminate this Contract in its entirety regarding all Properties (but not less than all Properties) (a “Termination Notice”) due to such a failure of condition and receive a return of the Deposit from the Escrow Agent, less the Independent Contract Consideration (which Escrow Agent shall deliver to the Sellers), and if such failure constitutes a default by Sellers, exercise any of its remedies pursuant to Section 10.2.  If the condition set forth in Section 8.1.2 is not met Sellers shall not be in default pursuant to Section 10.2, and Purchaser may, as its sole and exclusive remedy, (i) notify Sellers of Purchaser’s election to terminate this Contract in its entirety regarding all Properties (but not less than all Properties) and receive a return of the Deposit from the Escrow Agent, less the Independent Contract Consideration (which Escrow Agent shall deliver to the Sellers), or (ii) waive such condition and proceed to Closing on all of the Properties on the Closing Date with no offset or deduction from the Purchase Price (subject to any credit granted Purchaser pursuant to Section 8.1.2 above); provided that if the condition set forth in Section 8.1.2 is not met because of a breach of any Seller’s covenant hereunder, then Purchaser may exercise any of its remedies pursuant to Section 10.2.  Notwithstanding anything to the contrary herein, (i) following the Closing, Sellers shall not be liable under this Contract or any Closing documents, and (ii) Purchaser expressly waives any claim it may have against the Indemnity Reserve, in each case, for any Indemnified Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of any Seller contained in this Contract or any Closing document if Purchaser had knowledge of such inaccuracy or breach prior to the Closing in accordance with the definition of Purchaser’s Knowledge set forth in Section 6.6, whether by or through any fact, information or condition disclosed in the Title Documents (including the exceptions to title set forth on schedule B thereto), any Existing Survey or Survey, the Property Contracts, or the Materials.

8.2                               Sellers’ Conditions to Closing.  Without limiting any of the rights of any Seller elsewhere provided for in this Contract, each Seller’s obligation to close with respect to conveyance of its Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1                     All of the documents and funds required to be delivered by Purchaser to the applicable Seller at the Closing pursuant to the terms and conditions of Section 5.3 shall have been delivered;

8.2.2                     Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Effective Date and as of the Closing Date (except to the extent such representation or warranty is made expressly of as of another date);

8.2.3                     Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder; and

8.2.4                     There shall not be pending litigation or, to the knowledge of either Purchaser or the applicable Seller, any threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser.

If any of the foregoing conditions to any Seller’s obligation to close with respect to any of the Properties under this Contract are not met, Sellers may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, or (b) terminate this Contract in its entirety regarding all Properties (but not less than all Properties), and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1.

8.3                               Estoppel Certificates.  Each Seller agrees to submit to each Tenant under a Lease pertaining to its Property within ten (10) days after the Effective Date a request for such Tenant to execute and deliver to Purchaser a signed estoppel certificate in substantially the form of Exhibit J attached hereto (except that if any Lease prescribes a different form of estoppel certificate, such Seller will only be required to submit an estoppel certificate to such Tenant in such prescribed form).  If any Seller is unable to obtain and deliver to Purchaser, at or prior to Closing, a Conforming Tenant Estoppel (as defined below) from Tenants meeting the Estoppel Threshold, such Seller shall not be deemed in default hereunder, however, Purchaser may terminate this Contract in its entirety regarding all Properties (but not less than all Properties), by delivery of written notice to Sellers on or before the Closing, in which event the Deposit shall be returned to Purchaser, less the Independent Contract Consideration (which Escrow Agent shall deliver to the Sellers), and neither Purchaser nor Sellers shall have any further liabilities or obligations hereunder except for the Survival Provisions. As used herein, a “Conforming Tenant Estoppel” will mean either (i) an estoppel certificate dated within forty-five (45) days of the Closing Date signed by the Tenant under a Lease and substantially in the form of Exhibit J (except that if any Lease prescribes a different form of estoppel certificate, then an estoppel certificate for such Lease in such prescribed form, or in the commercially reasonable form customarily provided by any national or regional tenant will also be deemed acceptable); or (ii) an estoppel certificate that is otherwise acceptable to Purchaser; provided that the estoppel certificate does not vary materially from the Rent Roll or allege any facts or circumstances that give rise to a material breach of any of Sellers’ representations and warranties set forth in this Contract.  If a Seller delivers a signed estoppel certificate to Purchaser for review and Purchaser does not notify such Seller that such estoppel certificate is unacceptable by the earlier of (a) three (3) Business Days after delivery thereof, or (b) the Closing Date, then such estoppel certificate will be deemed accepted by Purchaser.

ARTICLE IX
BROKERAGE

9.1                               Indemnity.  Each Seller represents and warrants to Purchaser that it has dealt only with CBRE Group, Inc. or an Affiliate (“Broker”) in connection with this Contract.  Each Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each Party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other Party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying Party. This Section 9.1 shall survive the Closing.

9.2                               Broker Commission.  If, as and when the Closing occurs, each Seller agrees to pay Broker a commission according to the terms of a separate contract.  Broker shall not be deemed a Party or third party beneficiary of this Contract.

ARTICLE X
DEFAULTS AND REMEDIES

10.1                        Purchaser Default.  If Purchaser has waived or is deemed to have waived its right to terminate pursuant to Section 3.2 and Purchaser defaults in its obligations hereunder to (a) deliver the Additional Deposit in accordance with Section 2.2.2, or (b) deliver to Sellers the deliveries specified under Section 5.3 on the date required thereunder, the Purchase Price as required by Section 2.2.3 and close on the purchase of the Properties on the Closing Date in accordance with the terms of this Contract, then, immediately and without the right to receive notice or to cure pursuant to Section 2.3.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Sellers, and neither party shall be obligated to proceed with the purchase and sale of the Properties.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity obligations set forth in Section 3.4 and confidentiality obligations set forth in Section 13.13, Sellers’ sole and exclusive remedy for Purchaser’s failure to perform its obligation hereunder.  Sellers expressly waive the remedies of specific performance and additional damages for such default by Purchaser.  SELLERS AND PURCHASER ACKNOWLEDGE THAT SELLERS’ DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLERS’ DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATIONS HEREUNDER.  SELLERS AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLERS, AND SHALL BE SELLERS’ EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY OBLIGATIONS SET FORTH IN SECTION 3.4 AND CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 13.3. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.

Initials:	/s/ TM	/s/ EZ
	Sellers	Purchaser

10.2                        Seller Default.  If a Seller, prior to the Closing, defaults in its covenants or obligations under this Contract, including to sell its Property as required by this Contract and such default continues for more than ten (10) days after written notice from Purchaser, then, at Purchaser’s election and as Purchaser’s sole and exclusive remedy, either (a) subject to the conditions below, Purchaser may seek specific performance of the defaulting Seller’s obligation to deliver its Deed pursuant to this Contract (but not damages), or (b) Purchaser may give a Termination Notice to Sellers of Purchaser’s decision to terminate this Contract and receive a return of the Deposit from the Escrow Agent, less the Independent Contract Consideration (which Escrow Agent shall deliver to the Sellers), and, if such default is a willful breach by Seller of its obligations to sell the Property and specific performance is not available to Purchaser as a result thereof, Purchaser may recover, as its sole recoverable damages other than with respect to fraud (but without limiting its right to receive a refund of the Deposit (less the Independent Contract Consideration)), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties), not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) (exclusive of the cost of any due diligence reports that are delivered to Sellers upon payment therefor pursuant to the terms of the Limited Access Agreement).

Purchaser may seek specific performance of a defaulting Seller’s obligation to deliver its Deed pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser first shall (a) be ready, willing and able to proceed to Closing but for Seller’s failure to convey the Properties and complete the Closing in accordance with the terms of this Contract and (b) file suit therefor with the court on or before the sixtieth (60th) day after the date from which Closing would have occurred; if Purchaser fails to file an action for specific performance within such time period, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with Section 10.2(b) above.

SELLERS AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLERS, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY ANY SELLER OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY PURCHASER OR SELLERS SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER AND EACH SELLER SPECIFICALLY WAIVES, FOR ANY BREACH BY THE OTHER PARTY OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT OR ANY CLOSING DOCUMENT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST ANY PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI
RISK OF LOSS OR CASUALTY

11.1                        Major Damage.  In the event that one or more of the Properties are damaged or destroyed by fire or other casualty prior to Closing, and the aggregate cost for demolition, site cleaning, restoration, replacement, or other repairs among the Properties (collectively, the “Repairs”) is more than five percent (5%) of the Purchase Price allocable to the applicable Property which has been damaged or destroyed (a “Major Casualty”), then, Sellers shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”).  Within ten (10) days after Purchaser’s receipt of the Damage Notice, Purchaser may elect at its option to terminate this Contract in its entirety regarding all Properties (but not less than all Properties) by delivering written notice to Sellers in which event the Deposit shall be refunded to Purchaser, less the Independent Contract Consideration (which Escrow Agent shall deliver to the Sellers).  In the event Purchaser fails to terminate this Contract within the foregoing 10-day period, this transaction shall be closed in accordance with Section 11.3 below.

11.2                        Minor Damage.  In the event that one or more of the Properties is damaged or destroyed by fire or other casualty prior to the Closing, and such casualty does not constitute a Major Casualty, then Sellers shall deliver a Damage Notice to Purchaser with respect to such casualty and this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty.  In such event, the applicable Seller may at its election, subject to Section 11.4, endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing.  Regardless of such Seller’s election to commence such Repairs, or such Seller’s ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.

11.3                        Closing.  In the event Purchaser fails to terminate this Contract in accordance with the terms hereof following a casualty as set forth in Section 11.1 or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at the applicable Seller’s election, either (a) for the full Purchase Price, notwithstanding any such casualty, in which case Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a commercially reasonable form) of such Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by the applicable Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by the applicable Seller in connection therewith); or (b) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by the applicable Seller for Repairs).

11.4                        Repairs.

11.4.1              After the expiration of the Feasibility Period, Sellers shall obtain Purchaser’s prior written consent concerning any restoration, repair or reconstruction plans for a damaged Property in excess of Two Hundred Fifty Thousand Dollars ($250,000); provided that the applicable Seller shall be permitted to make any emergency or necessary repairs related to the preservation of such Property or health and safety matters. In addition, all repairs and restorations thereof being performed by or on behalf of any Seller shall be performed in a good and workmanlike manner and in accordance in all material respects with all applicable laws.

11.4.2              After the expiration of the Feasibility Period, Purchaser shall be permitted to participate in the negotiations regarding the settlement of any claim for insurance in excess of Two Hundred Fifty Thousand Dollars ($250,000), and, after the expiration of the Feasibility Period, the Sellers will not settle or compromise any claims in excess of Two Hundred Fifty Thousand Dollars ($250,000) related to the casualty under the relevant insurance policies without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed and Sellers shall provide to Purchaser copies of any correspondence relating to any such claims and shall advise Purchaser of all material developments concerning such claims.

11.4.3              If the applicable Seller elects to commence any Repairs prior to Closing in accordance with this Section 11.4, then such Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing.  To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by the applicable Seller in connection with such Repairs.

ARTICLE XII
EMINENT DOMAIN

12.1                        Eminent Domain.  In the event that, at the time of Closing, all or any portion of the Properties are (or previously have been) acquired, or are about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency) which would adversely affect the value of the Properties which have been acquired or threatened to be acquired by the powers of eminent domain by more than five percent (5%) of the Purchase Price allocable to any such Properties, Purchaser shall have the right, at Purchaser’s option, to give a Termination Notice to Seller with respect to all Properties (but not less than all Properties); Purchaser’s failure to provide Sellers with a Termination Notice shall be deemed Purchaser’s decision to purchase all of the Properties.  If this Contract is not terminated, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price for the Properties and Purchaser shall receive the full benefit of any condemnation award.  If Purchaser elects to terminate this Contract pursuant to this Section 12.1, the Deposit shall be refunded to Purchaser, less the Independent Contract Consideration (which Escrow Agent shall deliver to the Sellers).

ARTICLE XIII
MISCELLANEOUS

13.1                        Binding Effect of Contract.  This Contract shall not be binding on any Party until executed by Purchaser and all Sellers.  Escrow Agent’s execution of this Contract shall not be a prerequisite to its effectiveness.  Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Sellers and Purchaser, and their respective successors and permitted assigns.

13.2                        Exhibits and Schedules.  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3                        Assignability.  This Contract is not assignable by Purchaser without first obtaining the prior written approval of Sellers, such approval to be in Sellers’ sole and absolute discretion.  Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Sellers, to facilitate the acquisition of each Property by a separate entity formed by Purchaser with respect to each Property, so long as (a) each of the purchasing entity(ies) is a wholly-owned subsidiary of Black Creek Industrial Open End Fund OP LP, (b) Purchaser is not released from its liability hereunder, (c) Purchaser provides written notice to Sellers of any proposed assignment no later than ten (10) days prior to the Closing Date and (d) Seller has approved the form of assignment, with such approval not to be unreasonably withheld, delayed or conditioned.  Any transfer after the date hereof of a majority of the stock, partnership interests, membership interests or other beneficial interests of Purchaser, whether in a single transaction or in a series of transactions, without obtaining the prior written consent of Sellers, shall be deemed a prohibited assignment by Purchaser of its interest hereunder, except as provided in the first sentence of this paragraph.  No transfer or assignment by Purchaser in violation of the provisions hereof shall be valid or enforceable.

13.4                        Captions.  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5                        Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6                        Notices.  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than three (3) Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each Party shall be entitled to change its address for notices from time to time by delivering to the other Party notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

BCI-OEF LEHIGH VALLEY CROSSING DC I LLC

BCI-OEF LEHIGH VALLEY CROSSING DC II LLC

BCI-OEF LEHIGH VALLEY CROSSING DC III LLC

c/o Black Creek Industrial Open End Fund REIT LLC

518 17th Street, 17th Floor
Denver, Colorado 80202
Attention Evan Zucker
Email: evan.zucker@blackcreekgroup.com

With a copy to:

c/o Madison International Realty, LLC

410 Park Avenue, 10th Floor

New York, NY 10022

Attention:  Carey Flaherty

E-mail:  cflaherty@madisonint.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:  Fiona J. Kelly

Email: fiona.kelly@friedfrank.com

To Sellers:

c/o DC Industrial Liquidating Trust

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention:  Thomas G. McGonagle

Email:  tom.mcgonagle@blackcreekgroup.com

With a copy to:

c/o DC Industrial Liquidating Trust

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention:  Joshua J. Widoff, Esq.

Email:  jwidoff@blackcreekcapital.com

With a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

1601 Wewatta Street, Suite 900

Denver, Colorado 80202

Attention:  Lea Ann Fowler

Email:  leaann.fowler@hoganlovells.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Stewart Title Guaranty Company

55 Madison Street, Suite 400

Denver, CO 80206

Attention:  Carma Weymouth

Telephone:  (303) 780-4015

Email:  cweymouth@stewart.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other Party in accordance with the above provisions.

13.7                        Governing Law and Venue.  The laws of the State of New York shall govern the validity, construction, enforcement, and interpretation of this Contract, without reference to conflict of law provisions thereof; provided, that any provisions relating to the conveyance of interests in real property (including the validity, construction, enforcement, and interpretation of the Deeds) shall be governed by the laws of the state in which the applicable Property is located.  All claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the State of New York.

13.8                        Entire Agreement.  This Contract embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9                        Amendments.  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the Parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract.

13.10                 Severability.  In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11                 Multiple Counterparts/Electronic Signatures.  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12                 Construction.  No provision of this Contract shall be construed in favor of, or against, any particular Party by reason of any presumption with respect to the drafting of this Contract; both Parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13                 Confidentiality.

13.13.1       Purchaser shall at all times be subject to the terms and conditions of the Confidentiality Agreement with respect to the Materials.  Without limitation of any of the specific terms thereof and in addition thereto, Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that Purchaser may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Consultants, current and prospective investors, lenders, attorneys and accountants (collectively, “Purchaser Parties”).  Any information obtained by Purchaser in the course of its inspection of the Properties, and any Materials provided by Sellers to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other Person other than the Purchaser Parties, without Sellers’ prior written authorization, which may be granted or denied in Sellers’ sole discretion.  In addition, Purchaser shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  Unless and until the Closing occurs, Purchaser shall not market the Properties (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Sellers, which consent may be withheld in Sellers’ sole discretion.  Notwithstanding anything herein to the contrary, neither Purchaser nor any Seller shall issue any press releases regarding this Contract, or the transaction contemplated hereby, either before or after Closing, without the prior written consent of the other Party, which may be granted or withheld in such Party’s sole discretion.

13.13.2       Unless otherwise required by law, Purchaser shall not disclose to any Seller any information, including, without limitation, any Third-Party Reports, obtained by Purchaser in the course of Purchaser’s inspection of the Properties, without Sellers’ prior written authorization, which may be granted or denied in Sellers’ sole discretion.

13.13.3       Notwithstanding the provisions of Section 13.8, Purchaser agrees that the covenants, restrictions and agreements of Purchaser contained in the Confidentiality Agreement shall, unless otherwise provided therein, survive the execution of this Contract and shall not be superseded hereby.

13.14                 Time of the Essence.  It is expressly agreed by the Parties hereto that time is of the essence with respect to this Contract and any aspect thereof.

13.15                 Waiver.  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving Party.

13.16                 Attorneys’ Fees.  In the event either Party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the substantially prevailing Party in such litigation shall recover from the other Party its reasonable attorneys’ fees and expenses incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.

13.17                 Time Zone/Time Periods.  Unless otherwise specified, any reference in this Contract to a specific time shall refer to Mountain Time.  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18                 Intentionally Omitted.

13.19                 No Personal Liability of Officers, Trustees or Directors of Sellers’ Partners.  Purchaser acknowledges that this Contract is entered into by Sellers, and Purchaser agrees that none of Sellers’ Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20                 Intentionally Omitted.

13.21                 No Recording.  Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Sellers ‘prior written consent, which consent may be withheld at Sellers’ sole discretion.  If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints Sellers as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and such appointment shall be irrevocable.

13.22                 Relationship of Parties.  Purchaser and Sellers acknowledge and agree that the relationship established between the Parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor any Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other Party.

13.23                 Waiver of Trial by Jury.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF THIS CONTRACT.

13.24                 Seller Marks.  Purchaser agrees that Sellers, the Property Manager, or any of their respective Affiliates, are the sole owners of all right, title and interest in and to the Seller Marks (or have the right to use such Seller Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the Seller Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the Seller Marks for any purpose.

13.25                 Non-Solicitation of Employees.  Prior to Closing, Purchaser acknowledges and agrees that, without the express written consent of Sellers, neither Purchaser nor any of Purchaser’s employees, Affiliates or agents shall solicit any employees located at any Property (or any employees of Seller’s Affiliates’ located at any property owned by such Affiliates) for potential employment.

13.26                 Survival.  Except for (a) Sections 2.3, 3.4, 4.7, 5.4, 5.5, 6.2, 6.3, 9.1,  ARTICLE XIII, and Exhibit I; (b) any other provisions in this Contract, that by their express terms survive the termination or Closing; and (c) any payment obligation of Purchaser under this Contract (the foregoing (a), (b) and (c) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract, and if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.27                 Multiple Purchasers.  As used in this Contract, the term “Purchaser” means all entities acquiring any interest in the any Properties at the Closing, including any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract.  In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

13.28                 Seller’s Joint and Several Obligations.  The Parties agree that, notwithstanding any other provision of this Contract to the contrary, the representations, warranties, obligations, and covenants of each Seller are joint and several, and that each Seller is responsible and liable for each Property and the representations, warranties, obligations, and covenants of each other Seller.  Purchaser agrees that it shall look solely to the Sellers (or the Escrow Agent with respect to Section 2.3) for any amount due hereunder or, obligation owed hereunder, and further waives any and all claims against any other party for payment or performance of the same, including any partner, member, manager, shareholder, director, officer, employee, Affiliate, representative or agent of any Seller.

13.29                 Obligation to Close on all Properties.  Purchaser’s obligation to purchase the Properties is not severable and under no circumstances may Purchaser elect to terminate less than all of the Properties, nor may Seller be compelled to convey less than all of the Properties.

13.30                 R&W Insurance Policy; Indemnification.

13.30.1       Sellers and Purchaser shall cooperate to secure, for the benefit of Purchaser Indemnified Parties as the insured thereunder, at or prior to Closing, a real estate transaction representations and warranties insurance policy through Aon Transaction Solutions (or an affiliated issuer thereof) (“Insurance Broker”) with a Five Million Dollars ($5,000,000) total collective limit of liability, a retention equal to Five Hundred Thousand Dollars ($500,000) (the “Retention Amount”), and a survival period of three (3) years for Non-Fundamental Representations and Warranties and six (6) years for Fundamental Representations and Warranties (such insurance policy, the “R&W Insurance Policy”).  The R&W Insurance Policy (a) will name Purchaser Indemnified Parties as the insured, (b) will insure the Purchaser Indemnified Parties for any breach, or any failure to be true, of the representations and warranties given by the Company to Purchaser under this Contract subject to certain exclusions, limitations, terms and conditions contained in the R&W Insurance Policy, and (c) will contain an irrevocable waiver of subrogation by the insurer in favor of the Sellers, their respective Affiliates, and their respective directors, officers, employees, Affiliates, agents, advisors, representatives, stockholders and unit holders, except in cases of fraud.  Prior to the expiration of the Feasibility Period, Purchaser will be provided with a form of the R&W Insurance Policy for review and approval. To the extent Purchaser disapproves of such form, the Sellers and Purchaser shall cooperate in good faith to negotiate with the Insurance Broker to revise such form accordingly; provided, however, under no circumstances will the Feasibility Period be extended to continue negotiations of the form and Purchaser’s sole remedy if it does not approve of the base or negotiated form R&W Insurance Policy will be to terminate this Contract in its entirety pursuant to Section 3.2 with respect to all Properties (but not in part with respect to less than all of the Properties).

13.30.2       Exhibit I hereto sets forth certain indemnification provisions that will be applicable after the Closing.

13.31                 Exclusive Remedy; Limitation on Liability.  Notwithstanding anything to the contrary contained in this Contract or any Closing document:

13.31.1             after the Closing, the remedies set forth in Exhibit I shall be the sole and exclusive remedy for Purchaser for any breach of or inaccuracy in any representation or warranty contained in this Contract or any Closing document by any Seller (recoverable in accordance with the terms hereof);

13.31.2             from and after the Prorations Survival Date, in no event shall any Seller have any liability under this Contract or any Closing Document, including any liability arising from post-closing adjustments and prorations other than with respect to claims against the Indemnity Reserve;

13.31.3                   Purchaser, on behalf of itself and each other Purchaser Indemnified Party, acknowledges and agrees that the sole and exclusive remedy of any Purchaser Indemnified Party with respect to breaches of representations and warranties beyond the total funds payable under the Indemnity Escrow Agreement for any claim or claims related to or arising under Section 1.1 of Exhibit I shall be to make a claim against the R&W Insurance Policy; and

13.31.4                         Purchaser, on behalf of itself and each other Purchaser Indemnified Party further acknowledges and agrees that the provisions of this Section 13.31 shall apply regardless of whether (a) the R&W Insurance Policy is revoked, cancelled, or modified in any manner after issuance, or (b) any Purchaser Indemnified Party makes a claim under the R&W Insurance Policy and such claim is denied by the Insurer.

13.32                 No Recourse.  Neither Purchaser nor any of its Affiliates shall have any rights or claims against any current or former direct or indirect holders of equity interests in the Sellers or beneficial interests in the Trust and their respective Affiliates, whether at law or equity, in contract, in tort or otherwise, pursuant to or in connection with this Contract.  Purchaser (on behalf of itself its Affiliates, successors and assigns) hereby forever waives and releases (and covenants not to sue with respect to), from and after the Closing, any and all claims and rights of action it may have against the current or former direct or indirect holders of equity interests in the Sellers or beneficial interests in the Trust and their respective Affiliates, successors, and assigns and trustees, directors, officers, employees, or advisors, in each case with respect to any breach of or inaccuracy in any representation, warranty, covenant, indemnity or other agreement contained in this Contract or any other matter related to or arising therefrom.

13.33                 Rules of Construction.  For all purposes of this Contract, except as otherwise expressly provided or unless the context otherwise requires:

13.33.1                   the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Contract as a whole and not to any particular Article, Section or other subdivision;

13.33.2                   the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”;

13.33.3                   any use of the word “or” is not exclusive; and

13.33.4                   any reference herein to an “Exhibit” is to one of the Exhibits attached to this Contract and any reference to an Article or a Section is to one of the Articles or Sections of this Contract.  Each of the Recitals hereto and Exhibits attached hereto and referred to herein is hereby incorporated herein by reference.

13.34                 Tax Certiorari.  If any Seller has heretofore filed, or shall hereafter file, applications for the reduction of the assessed valuation of a Property or instituted certiorari proceedings to review such assessed valuations for any tax year, Purchaser acknowledges and agrees that such Seller shall have sole control of such proceedings, including, the right to withdraw, compromise or settle the same or cause the same to be brought on for trial and to take, conduct, withdraw or settle appeals, and Purchaser hereby consents to such actions as such Seller may take therein; provided that, the foregoing shall not apply to claims with respect to the tax fiscal year in which Closing occurs.  Any refund or the savings or refund for any year or years prior to the tax year in which the Closing herein occurs shall belong solely to the applicable Seller.  Any tax savings or refund for the tax year in which the Closing occurs shall be prorated between Sellers and Purchaser after deduction of attorneys’ fees and other expenses related to the proceeding and all sums payable to tenants under the Leases.  Purchaser and Sellers agree that all sums payable to tenants under the Leases on account of such tax savings or refund shall be promptly paid to such tenants following receipt of such tax savings or refund.  Purchaser shall execute all consents, receipts, instruments and documents which may reasonably be requested in order to facilitate settling such proceeding and collecting the amount of any refund or tax savings.  Purchaser shall have the right to consent to any proposed settlement or other resolution of any tax proceeding pending for the tax year in which the Closing occurs or the subsequent tax year, if applicable.

13.35                 State Specific Provisions.

13.35.1       Pennsylvania Provisions.

13.35.1.1                                             With respect to any Property in Pennsylvania, formal tender of a deed and purchase money is hereby waived.

13.35.1.2                                             Based upon a review of the applicable real estate records, the zoning classification of the Property known as Lehigh Valley Distribution Center I (2929 Schoeneck Road, Macungie, PA) is Industrial.

13.35.1.3                                             Based upon a review of the applicable real estate records, the zoning classification of the Property known as Lehigh Valley Distribution Center II (3100 Alburtis Road, Macungie, PA) is Industrial.

13.35.1.4                                             Based upon a review of the applicable real estate records, the zoning classification of the Property known as Lehigh Valley Distribution Center III (2918 Schoeneck Road, Macungie, PA) is Industrial.

13.35.1.5                                             The statements made in Sections 13.35.1.2 through 13.35.1.4 (inclusive) do not constitute Seller’s Representations for any purpose hereunder.

13.35.2       Florida Provisions.  The following provisions are applicable to any Property in Florida:

13.35.2.1                                             Pursuant to Section 404.056(6.1), Florida Statutes, the following notification regarding radon gas is hereby made, and all parties executing this Contract acknowledge receipt of this notification: Radon Gas: “Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit”.

13.35.2.2                                             Buyer acknowledges that it has received a copy of The Florida Building Energy-Efficiency Rating System Brochure as provided by the state of Florida, Department of Community Affairs, as required by section 553.996, Florida Statutes.

13.35.2.3                                             BUYER UNDERSTANDS AND ACKNOWLEDGES THAT GIVEN THE CLIMATE AND HUMID CONDITIONS IN THE STATE OF FLORIDA, FUNGI, MOLD AND MILDEW MAY EXIST OR DEVELOP WITHIN THE PROPERTY.  BUYER HEREBY AGREES THAT UPON THE CLOSING, BUYER SHALL ASSUME ALL RISK, KNOWN AND UNKNOWN, ASSOCIATED WITH THE EXISTENCE OF FUNGI, MOLD OR MILDEW ON, AT, IN, ABOUT OR THROUGHOUT THE PROPERTY.

13.35.2.4                                             Buyer understands and acknowledges that the Property located in Florida may be located in a flood hazard zone and that flood insurance may be recommended for coverage in the event of a casualty involving flood damage to the improvements on the Property or to any Personal Property located at the Florida Real Property.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

SELLERS:

BLUEGRASS DC II LLC, a Delaware limited liability company

LEHIGH VALLEY CROSSING DC I LLC, a Delaware limited liability company

LEHIGH VALLEY CROSSING DC II LLC, a Delaware limited liability company

LEHIGH VALLEY CROSSING DC III LLC, a Delaware limited liability company

MIAMI DC III LLC, a Delaware limited liability company

MIAMI DC IV LLC, a Delaware limited liability company

TAMARAC COMMERCE CENTER DC II LLC, a Delaware limited liability company

TAMARAC COMMERCE CENTER DC III LLC, a Delaware limited liability company

MIAMI DC III LAND LLC, a Delaware limited liability company

By:	/s/ THOMAS MCGONAGLE
Name:	Thomas McGonagle
Title:	Authorized Signatory

REDLANDS DC LP, a Delaware limited partnership

By:	Redlands DC GP LLC, a Delaware limited liability company

	By:	/s/ THOMAS MCGONAGLE
	Name:	Thomas McGonagle
	Title:	Authorized Signatory

[signatures continue on following page]

SELLERS SIGNATURE PAGE

Purchaser:

BCI-OEF LEHIGH VALLEY CROSSING DC I LLC,
a Delaware limited liability company

By: BLACK CREEK INDUSTRIAL OPEN END FUND OP LP,
a Delaware limited partnership, its sole member

By: BLACK CREEK INDUSTRIAL OPEN END FUND GP LLC,
a Delaware limited liability company, its general partner

By:	/s/ EVAN ZUCKER
Name:	Evan Zucker
Title:	Manager

BCI-OEF LEHIGH VALLEY CROSSING DC II LLC,
a Delaware limited liability company

By: BLACK CREEK INDUSTRIAL OPEN END FUND OP LP,
a Delaware limited partnership, its sole member

By: BLACK CREEK INDUSTRIAL OPEN END FUND GP LLC,
a Delaware limited liability company, its general partner

By:	/s/ EVAN ZUCKER
Name:	Evan Zucker
Title:	Manager

BCI-OEF LEHIGH VALLEY CROSSING DC III LLC,
a Delaware limited liability company

By: BLACK CREEK INDUSTRIAL OPEN END FUND OP LP,
a Delaware limited partnership, its sole member

By: BLACK CREEK INDUSTRIAL OPEN END FUND GP LLC,
a Delaware limited liability company, its general partner

By:	/s/ EVAN ZUCKER
Name:	Evan Zucker
Title:	Manager

PURCHASER SIGNATURE PAGE

ESCROW AGENT SIGNATURE PAGE

The undersigned executes the Contract to which this signature page is attached for the purpose of agreeing to the provisions of Section 2.3 of the Contract, and hereby establishes October 20, 2017 as the date of opening of escrow and designates 17000310925 as the escrow number assigned to this escrow.

ESCROW AGENT:

Stewart Title Guaranty Company

By:	/s/ CARMA WEYWOUTH
Name:	Carma Weywouth
Title:	Vice President

ESCROW AGENT SIGNATURE PAGE

SCHEDULE A

SELLER INFORMATION SCHEDULE

SELLER:	PROPERTY:	PURCHASE PRICE ALLOCATION(1):
Bluegrass DC II LLC, a Delaware limited liability company	Bluegrass Distribution Center II 1870 McFarland Road, Alpharetta, GA	$12,848,149
Lehigh Valley Crossing DC I LLC, a Delaware limited liability company	Lehigh Valley Distribution Center I 2929 Schoeneck Road, Macungie, PA	$38,581,812
Lehigh Valley Crossing DC II LLC, a Delaware limited liability company	Lehigh Valley Distribution Center II 3100 Alburtis Road, Macungie, PA	$21,105,482
Lehigh Valley Crossing DC III LLC, a Delaware limited liability company	Lehigh Valley Distribution Center III 2918 Schoeneck Road, Macungie, PA	$10,218,643
Redlands DC LP, a Delaware limited partnership	Redlands Distribution Center 1300 California St., Redlands, CA	$64,498,955
Miami DC III LLC, a Delaware limited liability company	Miami Distribution Center III 11001 NW 124th St, Medley, FL	$12,628,851
Miami DC IV LLC, a Delaware limited liability company	Miami Distribution Center IV 11040 NW 124th St, Medley, FL	$9,821,092
Miami DC III Land LLC, a Delaware limited liability company	Miami Land Bank	$2,000,000
Tamarac Commerce Center DC II LLC, a Delaware limited liability company	Tamarac Commerce Center II 6201 North Nob Hill Road, Tamarac, FL	$13,465,889
Tamarac Commerce Center DC III LLC, a Delaware limited liability company	Tamarac Commerce Center III 6900 North Hiatus Road, Tamarac, FL	$5,331,127

(1)  All allocations subject to mutual agreement of the Sellers and Purchaser on or prior to the expiration of the Feasibility Period.

SCHEDULE A-1

SCHEDULE 1

DEFINED TERMS

“Additional Deposit” shall have the meaning set forth in Section 2.2.2.

“Adjustment Time” shall have the meaning set forth in Section 5.4.1.

“Affiliate” means, with respect to any Person, (a) any other Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with such Person, (b) any other Person owning or Controlling ten percent (10%) or more of the outstanding equity securities of, or other ownership interests in, such Person, or (c) any officer, director, member, manager or partner of such Person or of any Person that Controls or owns ten percent (10%) or more of the outstanding equity securities of such Person.

“Applicable Share” means, a fraction, the numerator of which is the Property’s Purchase Price set forth on the Seller Information Schedule, and the denominator of which is $190,500,000.00.

“Breach” shall have the meaning set forth in Section 8.1.2.

“Breach Threshold” shall have the meaning set forth in Section 8.1.2.

“Broker” shall have the meaning set forth in Section 9.1.

“Broward LC Assignment” shall have the meaning set forth in Section 4.7.1.

“Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the State of New York or the State of Colorado.  Unless the references in this Contract to any specific time period expressly uses the capitalized term “Business Days”, the number of days for such time period shall be based on calendar days.

“Charges” shall have the meaning set forth in Section 5.4.6.2.

“Closing” means the consummation of the purchase and sale and related transactions contemplated by this Contract in accordance with the terms and conditions of this Contract.

“Closing Date” means the date on which date the Closing of the conveyance of the Properties is required to be held pursuant to Section 5.1.

“Closing Document” shall have the meaning set forth in Section 3.5.2.

“Code” shall have the meaning set forth in Section 2.3.6.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of August 29, 2017 between DC Industrial Liquidating Trust and Madison International Realty, LLC.

“Conforming Tenant Estoppel” shall have the meaning set forth in Section 8.3.

SCHEDULE 1-1

“Control” means, for any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, in all instances subject to the rights of other Persons with respect to usual and customary major decisions, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Consultants” shall have the meaning set forth in Section 3.1.

“Contract” shall have the meaning set forth in the introductory paragraph.

“County” shall have the meaning set forth in Section 4.7.1.

“Credit Escrow” shall have the meaning set forth in Section 4.7.3.

“Damage Notice” shall have the meaning set forth in Section 11.1.

“Declarations and REAs” means any and all declarations, reciprocal easement agreements or other similar cross-easements, use agreements, covenants or similar agreements governing the use, maintenance or operation of any part of a Property.

“Deed” shall have the meaning set forth in Section 5.2.1.

“Deposit” means, to the extent actually deposited by Purchaser with Escrow Agent, the Initial Deposit, the Additional Deposit and any interest or return accrued thereon.

“Development Agreement” means any agreement between a Seller and any municipal or quasi-municipal entity or other third party (other than Tenants under the Leases) for the development and construction of infrastructure, buildings, or other improvements, on, servicing, or with respect to a Property.

“Dollars” means lawful currency of the United States of America

“Effective Date” shall have the meaning set forth in the introductory paragraph.

“Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

“ERISA” shall have the meaning set forth in Section 6.5.9.

“Escrow Agent” shall have the meaning set forth in Section 2.2.1.

SCHEDULE 1-2

“Estoppel Threshold” means, with respect to the Properties, Conforming Tenant Estoppels signed by Tenants under each Lease with a Tenant leasing total rented square feet of space in excess of 35,000 square feet.

“Existing Broward LC” shall have the meaning set forth in Section 4.7.1.

“Existing LMT LC” shall have the meaning set forth in Section 4.7.2.

“Existing Survey” shall have the meaning set forth in Section 4.2.

“Feasibility Period” shall have the meaning set forth in Section 3.2.

“Final Response Deadline” shall have the meaning set forth in Section 4.3.3.

“Fixtures and Tangible Personal Property” means, with respect to each real property identified on the Seller Information Schedule, all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property owned by the applicable Seller and located on the applicable Land or in the Improvements as of the Effective Date and used or usable in connection with the occupation or operation of all or any part of such real property identified on the Seller Information Schedule, but only to the extent transferable.  The term “Fixtures and Tangible Personal Property” does not include (a) equipment leased by the applicable Seller and the interest of such Seller in any equipment provided to the real property identified on the Seller Information Schedule for use, but not owned or leased by such Seller, or (b) property owned or leased by any Tenant or guest, employee or other person furnishing goods or services to such real property identified on the Seller Information Schedule, or (c) property and equipment owned by the applicable Seller, which in the ordinary course of business of its real property identified on the Seller Information Schedule is not used primarily for the business, operation or management of such real property identified on the Seller Information Schedule, or (d) the property and equipment, if any, expressly identified in Schedule FTPP.

“Fundamental Representations and Warranties” means the representations and warranties set forth in Sections 6.1.1, 6.1.2 and 6.1.3.

“General Assignment” shall have the meaning set forth in Section 5.2.3.

“Good Funds” shall have the meaning set forth in Section 2.2.1.

“Hazardous Materials” means (a) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants,” as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and/or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (e) polychlorinated biphenyl (PCB) or PCB-containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant,

SCHEDULE 1-3

contaminant or waste, and (h) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation.

“Improvements” means all buildings and improvements located on the Land corresponding to each real property identified on the Seller Information Schedule, taken “as is.”

“Indemnified Loss(es)” shall have the meaning set forth in Exhibit I.

“Indemnity Escrow Agreement” shall have the meaning set forth in Section 5.2.13.

“Indemnity Escrow Period” shall have the meaning set forth in Exhibit I.

“Indemnity Reserve” shall have the meaning set forth in Exhibit I.

“Independent Contract Consideration” shall have the meaning set forth in Section 2.2.4.

“Initial Deposit” shall have the meaning set forth in Section 2.2.1.

“Inspections” shall have the meaning set forth in Section 3.1.

“Insurance Broker” shall have the meaning set forth in Section 13.30.1.

“Land” means, with respect to each real property identified on the Seller Information Schedule, all of those certain tracts of land described on the applicable Exhibit A-1 to A-10, and all rights, privileges and appurtenances pertaining thereto, as more particularly described in the applicable Deed.

“Lease(s)” means, with respect to each Property, the leases, licenses or occupancy agreements which affect all or any portion of the applicable Land or Improvements, and any security deposits actually held by such Seller with respect to any such Leases.

“Lease Schedule” shall have the meaning set forth in Section 6.1.5.

“Leases Assignment” shall have the meaning set forth in Section 5.2.4.

“Leasing Commissions” shall have the meaning set forth in Section 5.4.6.3.

“Limited Access Agreement” means the Limited Access Agreement dated August 29, 2017 between Sellers and Madison International Realty, LLC.

“LMT LC Assignment” shall have the meaning set forth in Section 4.7.2.

“Losses” shall have the meaning set forth in Section 3.4.1.

“Loss Factor” shall have the meaning set forth in Section 8.1.2.

“Major Casualty” shall have the meaning set forth in Section 11.1.

SCHEDULE 1-4

“Mandatory Removal Exceptions” means (a) all mechanics’ liens, contractors’ liens or tax liens which are filed by contractors or suppliers engaged by, through or under Sellers that encumber a Property as of the Closing Date, (b) all liens against a Property which evidence monetary obligations of any Seller, including any mortgages and liens in connection with any financing encumbering the Property, and (c) any other liens evidencing monetary obligations voluntarily created by any Seller on or after the Effective Date, in each case excepting therefrom all liens arising from or related to or securing all unpaid personal property, real estate and excise taxes, and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable as of the Closing Date.

“Materials” shall have the meaning set forth in Section 3.5.

“Miscellaneous Property Assets” means, with respect to each Property, all contract rights, leases, concessions, warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of a Property and owned by the applicable Seller, excluding, however, (a) receivables, (b) Property Contracts, (c) Leases, (d) Permits, (e) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (f) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date, (g) utility and similar deposits, (h) insurance or other prepaid items, (i) such Seller’s proprietary books and records, or (j) any right, title or interest in or to the Seller Marks.  The term “Miscellaneous Property Assets” also shall include all of the applicable Seller’s rights, if any, in and to the name of its Property identified on the Seller Information Schedule as it relates solely to use in connection with such Property (and not with respect to any other property owned or managed by any Seller, Property Manager, or their respective Affiliates).

“New Exception” shall have the meaning set forth in Section 4.5.

“New Exception Review Period” shall have the meaning set forth in Section 4.5.

“Non-Fundamental Representations and Warranties” means the representations and warranties set forth in Section 6.1 other than the Fundamental Representations and Warranties.

“Objection Deadline” shall have the meaning set forth in Section 4.3.1.

“Objection Notice” shall have the meaning set forth in Section 4.3.1.

“Objections” shall have the meaning set forth in Section 4.3.1.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Party” or “Parties” shall have the meaning set forth in the introductory paragraph

“Permits” means, with respect to each Property, all licenses and permits granted by any governmental authority having jurisdiction over such Property owned by the applicable Seller and required in order to own and operate such Property, excluding, however, those Permits which, under applicable law, are nontransferable.

SCHEDULE 1-5

“Permitted Exceptions” shall have the meaning set forth in Section 4.4.

“Person” means any individual, partnership, corporation, limited liability company, trust, government or other legal entity.

“Prohibited Person” means any of the following:  (a) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a Person owned or Controlled by, or acting for or on behalf of any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a Person that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a Person that is Affiliated with any Person identified in clause (a), (b), (c) and/or (d) above.

“Property” means with respect to each real property identified on the Seller Information Schedule: (a) the Land and Improvements and all rights of the applicable Seller, if any, in and to all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to such Land and Improvements, (b) the Property Contracts, Leases, Permits, and the right, if any, of the applicable Seller in and to the Fixtures and Tangible Personal Property, and (c) the Miscellaneous Property Assets owned by the applicable Seller which are located on such applicable real property identified and used in its operation.

“Property Contracts” means, with respect to each Property, all contracts, agreements, equipment leases, purchase orders, maintenance, service, management and similar contracts, excluding Leases, regardless of whether entered into by the applicable Seller, the applicable Property Manager, or an Affiliate of either, which relate to the ownership, maintenance, construction or repair and/or operation of such Property, whether or not assignable by their terms.  Notwithstanding anything to the contrary contained in this Contract, in no event shall the Property Management Agreement be considered a Property Contract.

“Property Contracts List” shall mean the list of Property Contracts set forth on Schedule 6.1.6A attached hereto.

“Property Contracts Notice” shall have the meaning set forth in Section 3.6.

“Property Management Agreement” means the agreement, if any currently in effect between each Seller and the Property Manager.

“Property Manager” means the current property manager, if any, of each Property.

“Proration Schedule” shall have the meaning set forth in Section 5.4.1.

“Prorations Consultant” shall have the meaning set forth in Section 5.5

“Prorations Survival Date” shall have the meaning set forth in Section 5.5.

“Purchase Price” means the consideration to be paid by Purchaser to Sellers for the purchase of the Properties pursuant to Section 2.2.

SCHEDULE 1-6

“Purchaser” shall have the meaning set forth in the introductory paragraph.

“Purchaser Indemnified Party” shall have the meaning set forth in Exhibit I.

“Purchaser Parties” shall have the meaning set forth in Section 13.13.1.

“Purchaser’s Designated Representative” shall have the meaning set forth in Section 6.6.

“Purchaser’s Knowledge” shall have the meaning set forth in Section 6.6.

“R&W Cost Cap” shall have the meaning set forth in Section 5.4.9.

“R&W Insurance Policy” shall have the meaning set forth in Section 13.30.1.

“Records Hold Period” shall have the meaning set forth in Section 5.4.10.

“Rent Roll” shall have the meaning set forth in Section 6.1.7.

“Repairs” shall have the meaning set forth in Section 11.1.

“Response Deadline” shall have the meaning set forth in Section 4.3.2.

“Response Notice” shall have the meaning set forth in Section 4.3.2.

“Retention Amount” shall have the meaning set forth in Section 13.30.1.

“Review Date” shall have the meaning set forth in Section 5.5.

“Seller” or “Sellers” shall have the meaning set forth in the introductory paragraph.

“Seller Marks” means all words, phrases, slogans, materials, software, proprietary systems, trade secrets, proprietary information and lists, and other intellectual property owned or used by each Seller, an Affiliate of such Seller, the Property Manager, or an Affiliate of the Property Manager in the marketing, operation or use of the Property (or in the marketing, operation or use of any other properties managed by the Property Manager or owned by such Seller or an Affiliate of either Property Manager or such Seller).

“Seller’s Indemnified Parties” shall have the meaning set forth in Section 3.4.1.

“Seller Information Schedule” shall have the meaning set forth in the introductory paragraph.

“Seller’s Property-Related Files and Records” shall have the meaning set forth in Section 5.4.10.

“Seller’s Reconciliation Period” shall have the meaning set forth in Section 5.4.6.2.

“Seller’s Designated Representative” shall have the meaning set forth in Section 6.4.

SCHEDULE 1-7

“Seller’s Knowledge” shall have the meaning set forth in Section 6.4.

“Seller’s Representations” shall have the meaning set forth in Section 6.1.

“Sellers’ Representative” shall have the meaning set forth in Exhibit I.

“Survey” shall have the meaning set forth in Section 4.2.

“Survival Provisions” shall have the meaning set forth in Section 13.26.

“Tax Year” shall mean each 12-month period for which the applicable taxing authority assesses real property taxes, which may or may not be a calendar year.

“Tenant” means any Person entitled to occupy any portion of the Property under a Lease.

“Tenant Deposits” means, with respect to a Property, all security deposits, prepaid rentals, cleaning fees and other refundable deposits and fees collected from Tenants, plus any interest accrued thereon, paid by Tenants to the applicable Seller pursuant to its Leases.  Tenant Deposits shall not include any non-refundable deposits or non-refundable fees paid by Tenants to the applicable Seller, either pursuant to the Leases or otherwise.

“Tenant Inducement Costs” shall have the meaning set forth in Section 5.4.6.3.

“Tenant Notifications” shall have the meaning set forth in Section 5.2.12.

“Tenant Reconciliation” shall have the meaning set forth in Section 5.4.6.2.

“Tenant Security Deposit Balance” shall have the meaning set forth in Section 5.4.6.4.

“Terminated Contracts” shall have the meaning set forth in Section 3.6.

“Termination Notice” shall have the meaning set forth in Section 8.1.

“Third-Party Reports” means any reports, studies or other information prepared or compiled for Purchaser by any Consultant or other third-party in connection with Purchaser’s investigation of a Property.

“Title Commitment” shall have the meaning set forth in Section 4.1.

“Title Documents” shall have the meaning set forth in Section 4.1.

“Title Insurer” shall have the meaning set forth in Section 2.2.1.

“Title Policy” shall have the meaning set forth in Section 4.1.

“Trust” means DC Industrial Liquidating Trust, a Maryland business trust.

“Uncollected Rents” shall have the meaning set forth in Section 5.4.6.1.

SCHEDULE 1-8

“Vendor Terminations” shall have the meaning set forth in Section 5.2.5.

SCHEDULE 1-9

EXHIBIT H

FORM OF INDEMNITY ESCROW AGREEMENT

This INDEMNITY ESCROW AGREEMENT, dated as of [                        ], 2017 (this “Escrow Agreement”), is entered into by and among (i) the selling parties identified on the signature pages hereto (individually a “Seller” and collectively “Sellers”), (ii) [BCI-OEF LEHIGH VALLEY CROSSING DC I LLC, a Delaware limited liability company], (iii) [BCI-OEF LEHIGH VALLEY CROSSING DC II LLC, a Delaware limited liability company], (iv) [BCI-OEF LEHIGH VALLEY CROSSING DC III LLC, a Delaware limited liability company], (collectively with (ii) and (iii), “Purchaser”), and (v) DC Liquidating Trust Advisor LLC, a Delaware limited liability company, solely in its capacity as Sellers’ representative (in such capacity, the “Sellers’ Representative”) (Sellers, Purchaser, and the Sellers’ Representative, collectively, the “Parties,” and individually, a “Party”), and Stewart Title Guaranty Company, as escrow agent (“Escrow Agent”).

RECITALS

WHEREAS, Purchaser and Sellers have entered into a Purchase and Sale Contract, dated as of October 20, 2017 (as the same may be amended, modified or supplemented from time to time, the “Purchase Agreement”), pursuant to which, among other things, the Purchaser has agreed to purchase, and each Seller has agreed to sell, the land, improvements and associated property specified in the Purchase Agreement;

WHEREAS, the Purchase Agreement provides that, at the closing thereunder, the Purchaser and Sellers would enter into this Escrow Agreement for the purpose of establishing a source of funds for payment of the Retention Amount (as defined in the Purchase Agreement) in connection with indemnification claims under Exhibit I to the Purchase Agreement;

WHEREAS, the Parties hereto acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Purchase Agreement, that all references in this Escrow Agreement to the Purchase Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement; and

WHEREAS, capitalized terms not defined herein shall have the meanings ascribed thereto in the Purchase Agreement, a copy of which has been furnished to the Escrow Agent.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed as follows:

ARTICLE I
ESCROW DEPOSIT

Section 1.1            Receipt of Escrow Amount.  Concurrently with the execution hereof, Sellers shall deliver to the Escrow Agent, out of the funds payable to Sellers at the closing under the Purchase Agreement, Five Hundred Thousand Dollars ($500,000.00) (the “Escrow Amount”) in immediately available funds, to be held and distributed by the Escrow Agent in

EXHIBIT H-1

accordance with the terms of this Escrow Agreement.  The Escrow Agent shall acknowledge receipt of the Escrow Amount upon its receipt thereof.

Section 1.2            Investment of Escrow Amount.

(a)           The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Amount and any investment income thereon with [                          ], or as set forth in any subsequent written instruction signed by Purchaser and the Sellers’ Representative that is acceptable to Escrow Agent in its sole discretion.  Any interest and other investment earnings and income on the Escrow Amount shall be disbursed in accordance with Section 1.3.

(b)           The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement.  The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement.  The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account.  The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

(c)           The Parties agree that the Escrow Agent is not required to deliver a statement for the escrow account if no activity occurred in such account during a particular month.  Each Party may obtain confirmations of account activity at no additional cost upon its written request to the Escrow Agent.

(d)           If, at any time and from time to time from the date hereof until the date six months after the date hereof (the “Claims Period”), Purchaser or any other Purchaser Indemnified Party desires to make an indemnification claim pursuant to its rights under Exhibit I to the Purchase Agreement, Purchaser, on its own behalf or on behalf of such other Purchaser Indemnified Party, shall deliver a written notice, with a copy to the Escrow Agent, of any matter which the Purchaser Indemnified Party has determined has given or could give rise to a claim against the Escrow Amount (an “Indemnity Notice”), specifying with reasonable particularity (on the basis of the information available) the factual basis for the Purchaser Indemnified Party’s right to a claim against the Escrow Amount and the amount (“Claim Amount”) of Indemnified Losses included in the Purchaser Indemnified Party’s claim against the Escrow Amount, to the extent known or estimable.

(e)           Upon receipt of the Indemnity Notice, the Sellers’ Representative shall have ten (10) Business Days (the “Response Period”) to object to the release of the Escrow Amount or any portion thereof by notice (a “Claim Objection Notice”) to the applicable Purchaser Indemnified Party, with a copy to the Escrow Agent.  If the Seller’s Representative does not deliver a Claim Objection Notice within the Response Period, then the Escrow Agent shall release from the Escrow Amount in accordance with the payment instructions set forth in the Claim Objection Notice an amount equal to the lesser of (i) the Claim Amount and (ii) the Retention Amount.

EXHIBIT H-2

(f)            If the Seller’s Representative does deliver a Claim Objection Notice within the Response Period, then the Sellers’ Representative and the applicable Purchaser Indemnified Party shall resolve the Claim in accordance with Section 1.4(b) of Exhibit I to the Purchase Agreement.  Upon final determination of the disputed Claim by agreement between the Sellers’ Representative and the applicable Purchaser Indemnified Party, following mediation or otherwise, the applicable Purchaser Indemnified Party and the Sellers’ Representative shall deliver a joint notice (a “Joint Release Notice”) to the Escrow Agent requesting payment from the Escrow Amount of an amount equal to the lesser of (i) the amount of the Claim as jointly agreed by the applicable Purchaser Indemnified Party and the Sellers’ Representative and (ii) the Retention Amount.  Upon final determination of the disputed Claim by arbitration, the applicable Purchaser Indemnified Party shall deliver a notice (an “Final Decision Notice”) to the Escrow Agent, with a copy to the Sellers’ Representative, together with a copy of the final award of the arbitrator, requesting payment from the Escrow Amount of an amount equal to the lesser of (i) the amount that such Purchaser Indemnified Party is entitled to be paid pursuant to such final award and (ii) the Retention Amount.

Section 1.3            Distribution of Escrow Amount.

(a)           No later than the fifth (5th) business day following (i) the expiration of the Response Period, if the Sellers’ Representative fails to deliver a Claim Objection Notice within the Response Period, or (ii) receipt of a Joint Notice or Final Decision Notice, the Escrow Agent shall pay the applicable amount from the Escrow Amount in accordance with the payment instructions set forth in the applicable notice.

(b)           Within three (3) business days after the end of the Claims Period, upon receipt of written instructions from the Sellers’ Representative, the Escrow Agent shall remit to the Sellers’ Representative the then remaining amount of the Escrow Amount less the aggregate Claim Amount for all then unresolved Claims asserted within the Claims Period pursuant to Exhibit I to the Purchase Agreement (“Outstanding Claims”).

(c)           If a portion of the Escrow Amount is withheld from distribution for an Outstanding Claim in accordance with Section 1.3(b), upon receipt of a Joint Notice or Final Decision Notice with respect to the Outstanding Claim, the Escrow Agent shall promptly pay to (i) the applicable Purchaser Indemnified Party the appropriate amount, if any, specified in such notice and (ii) the Sellers’ Representative an amount, if any, equal to the amount retained with respect to such Outstanding Claim less the amount, if any, disbursed pursuant to clause (i).

(d)           In the event that the Sellers’ Representative and the Purchaser jointly instruct the Escrow Agent to disburse the Escrow Amount to any Person, the Escrow Agent shall comply with such instructions, any provision herein to the contrary notwithstanding.

Section 1.4            Income Tax Allocation and Reporting.

(a)           The Parties agree that, for U.S. federal income tax and other applicable tax reporting purposes, the Escrow Amount shall be treated as owned by the Sellers with respect to the period from the date hereof to and including December 15, 2017, and by the Sellers’ Representative with respect to the period from December 16, 2017 to the final disbursement of the Escrow Amount.  All interest and other income from investment of the Escrow Amount with

EXHIBIT H-3

respect to any applicable period shall be reported as having been earned by the Sellers or the Sellers’ Representative, as the case may be, whether or not such income was disbursed during such period, in each case unless otherwise required by applicable law.  The Escrow Agent shall, upon written notice from the Sellers’ Representative, make distributions of the income derived from the investment of the Escrow Amount from time to time in accordance with any such notice.

(b)           To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Amount, the Escrow Agent shall satisfy such liability to the extent possible from such income derived from the investment of the Escrow Amount.  The Sellers’ Representative shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Amount and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the willful misconduct or gross negligence of the Escrow Agent.  The indemnification provided by this Section 1.4(b) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

(c)           The Parties hereto acknowledge that, in order to help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account or enters into a business relationship with such financial institution. The Parties hereby agree that they shall provide the Escrow Agent with such information as the Escrow Agent may reasonably request including, but not limited to, each Party’s name, physical address, tax identification number and other information that will assist the Escrow Agent in identifying and verifying each Party’s identity such as organizational documents, certificates of good standing, licenses to do business, or other pertinent identifying information.

Section 1.5            Termination.  This Escrow Agreement shall terminate upon the disbursement of all of the Escrow Amount, including any interest and investment earnings thereon in accordance with the terms of this Escrow Agreement.  Upon termination of this Escrow Agreement, this Escrow Agreement shall be of no further force and effect except that the provisions of Section 1.4(b), Section 3.1, Section 3.2, Section 3.4 and Article IV hereof shall survive termination.

ARTICLE II
DUTIES OF THE ESCROW AGENT

Section 2.1            Scope of Responsibility.  Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature.  Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement.  The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an

EXHIBIT H-4

original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document.  References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. The Escrow Agent will not be responsible to determine or to make inquiry into any term, capitalized, or otherwise, not defined herein. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2            Attorneys and Agents.  The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in reasonable reliance upon the written advice of counsel or other professionals retained or consulted by the Escrow Agent.  The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all reasonable compensation (fees, expenses and other costs) paid or reimbursed to such counsel and/or professionals.  The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and nominees.

Section 2.3            Reliance.  The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the written direction or written consent of the Parties or their respective authorized agents, representatives, successors, or assigns.  The Escrow Agent shall not be liable for acting or refraining from acting upon any written notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.

Section 2.4            No Financial Obligation.  No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE III
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1            Indemnification.  The Sellers’ Representative and the Purchaser shall each indemnify, defend and hold harmless the Escrow Agent, its directors, officers, employees and agents (collectively, the “Indemnified Parties”), and hold the Indemnified Parties from and against any and all loss, liability, cost, damage and expense, actions, suits or proceedings at law or in equity, including, without limitation, reasonable attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.  Any indemnity under this Section 3.1 shall be borne (a) 50% by the Sellers’ Representative and (b) 50% by Purchaser.

EXHIBIT H-5

Section 3.2            Limitation of Liability.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, OR (II) SPECIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3            Resignation or Removal.  The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of removal.  Such resignation shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor, and such removal shall be effective upon the date specified in the joint written notice of removal, and in either case the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Amount and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of resignation or the date specified in the joint written notice of removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4            Compensation.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid (a) 50% by the Sellers’ Representative and (b) 50% by Purchaser. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided that, in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders, at the request of the Parties, any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or if the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be reimbursed for all of its reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such litigation, except to the extent such fees and expenses shall have been finally adjudicated to have been directly caused by the willful misconduct, bad faith or gross negligence of the Escrow Agent (which out-of-pocket costs and expenses, shall be paid severally and not jointly or jointly and severally (i) 50% by the Sellers’ Representative and (ii) 50% by Purchaser).

Section 3.5            Disagreements.  If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the

EXHIBIT H-6

Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Amount until the Escrow Agent (a) receives a final non-appealable arbitration decision directing delivery of the Escrow Amount or a final non-appealable order of a court of competent jurisdiction, (b) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Amount, in which event the Escrow Agent shall be authorized to disburse the Escrow Amount in accordance with such final court order, arbitration decision, or agreement, or (c) files, upon two (2) business days’ prior notice to the Parties, an interpleader action in any court of competent jurisdiction, and upon the consent of such court, the Escrow Agent shall be relieved of all liability as to the Escrow Amount and shall be entitled to recover its reasonable out of pocket attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.  All such fees, expenses, and costs shall be borne (i) 50% by the Sellers’ Representative and (ii) 50% by Purchaser.  The Escrow Agent shall be entitled to act on any such agreement, arbitration decision, or court order without further question, inquiry, or consent.

Section 3.6            Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the obligations, rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7            Attachment of Escrow Amount; Compliance with Legal Orders.  In the event that any Escrow Amount shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Amount, the Escrow Agent is hereby expressly authorized, in its reasonable discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised in writing by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction.  In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

ARTICLE IV
MISCELLANEOUS

Section 4.1            Binding Agreement, Successors and Assigns.  This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns; provided that the liability of the Sellers pursuant to this Escrow Agreement shall terminate upon the liquidation and dissolution of the Sellers and any liability of Sellers hereunder as of such time shall become the liability of the Sellers’ Representative. No other persons shall have any rights under this Escrow Agreement.  The assignment of the interest of any of the Parties in this Escrow Agreement or the Escrow Amount shall require the prior written consent of the Escrow Agent, in the case of an assignment by any

EXHIBIT H-7

Seller or the Sellers’ Representative, or the Sellers’ Representative, in the case of an assignment by the Escrow Agent, in each case such consent not to be unreasonably withheld, conditioned or delayed.

Section 4.2            Notices.  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than three (3) Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each Party and the Escrow Agent shall be entitled to change its address for notices from time to time by delivering to the other Party and Escrow Agent, as applicable, notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

[BCI-OEF LEHIGH VALLEY CROSSING DC I LLC

BCI-OEF LEHIGH VALLEY CROSSING DC II LLC

BCI-OEF LEHIGH VALLEY CROSSING DC III LLC]
c/o Black Creek Industrial Open End Fund REIT LLC

518 17th Street, 17th Floor
Denver, Colorado 80202
Attention Evan Zucker
Email: evan.zucker@blackcreekgroup.com

With a copy to:

c/o Madison International Realty, LLC

410 Park Avenue, 10th Floor

New York, NY 10022

Attention:  Carey Flaherty

E-mail:  cflaherty@madisonint.com

With a copy (which shall not constitute notice) to:

EXHIBIT H-8

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:  Fiona J. Kelly

Email: fiona.kelly@friedfrank.com

To Sellers:

c/o DC Industrial Liquidating Trust

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention:  Thomas G. McGonagle

Telephone: (303) 226-9891

Email:  tom.mcgonagle@blackcreekgroup.com

With a copy to:

c/o DC Industrial Liquidating Trust

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention:  Joshua J. Widoff, Esq.

Telephone: (303) 597-0483

Email:  jwidoff@blackcreekcapital.com

With a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

1601 Wewatta Street, Suite 900

Denver, Colorado 80202

Attention:  Lea Ann Fowler

Telephone: (303) 454-2561

Email:  leaann.fowler@hoganlovells.com

To the Sellers’ Representative:

c/o DC Liquidating Trust Advisor LLC
518 17th Street, 17th Floor
Denver, Colorado 80202
Attention:  Thomas G. McGonagle
Telephone: (303) 597-0477
Email:  tom.mcgonagle@blackcreekgroup.com

With a copy to:

c/o DC Liquidating Trust Advisor LLC

518 17th Street, 17th Floor

Denver, Colorado 80202

EXHIBIT H-9

Attention:  Gary M. Reiff, Esq.

Telephone: (303) 597-0427

Email:  gary.reiff@blackcreekgroup.com

To the Escrow Agent:

Stewart Title Guaranty Company

55 Madison Street, Suite 400

Denver, CO 80206

Attention:  Carma Weymouth

Telephone:  (303) 780-4015

Email:  cweymouth@stewart.com

Section 4.3            Governing Law and Venue.  The laws of the State of New York shall govern the validity, construction, enforcement, and interpretation of this Escrow Agreement, without reference to conflict of law provisions thereof.  All claims, disputes and other matters in question arising out of or relating to this Escrow Agreement, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the State of New York.

Section 4.4            WAIVER OF JURY TRIAL.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF THIS CONTRACT.

Section 4.5            Entire Agreement.  This Escrow Agreement and the exhibits hereto set forth the entire agreement and understanding of the parties related to the Escrow Amount.

Section 4.6            Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled (or any provision hereof waived) only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7            Waivers.  The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8            Headings.  Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9            Counterparts; Electronic Signatures.  For the convenience of the parties hereto, this Escrow Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one agreement.  The exchange of copies of this Escrow Agreement and of signature

EXHIBIT H-10

pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Escrow Agreement as to the parties and may be used in lieu of the original Escrow Agreement for all purposes.  Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

[Remainder of Page Intentionally Left Blank]

EXHIBIT H-11

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

SELLERS:

BLUEGRASS DC II LLC, a Delaware limited liability company

LEHIGH VALLEY CROSSING DC I LLC, a Delaware limited liability company

LEHIGH VALLEY CROSSING DC II LLC, a Delaware limited liability company

LEHIGH VALLEY CROSSING DC III LLC, a Delaware limited liability company

MIAMI DC III LLC, a Delaware limited liability company

MIAMI DC IV LLC, a Delaware limited liability company

TAMARAC COMMERCE CENTER DC II LLC, a Delaware limited liability company

TAMARAC COMMERCE CENTER DC III LLC, a Delaware limited liability company

MIAMI DC III LAND LLC, a Delaware limited liability company

By:
Name:
Title:

REDLANDS DC LP, a Delaware limited partnership

By:         Redlands DC GP LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT H-12

PURCHASER:

BCI-OEF LEHIGH VALLEY CROSSING DC I LLC,
a Delaware limited liability company

By: BLACK CREEK INDUSTRIAL OPEN END FUND OP LP,
a Delaware limited partnership, its sole member

By: BLACK CREEK INDUSTRIAL OPEN END FUND GP LLC,
a Delaware limited liability company, its general partner

By:
Name:	Evan Zucker
Title:	Manager

BCI-OEF LEHIGH VALLEY CROSSING DC II LLC,
a Delaware limited liability company

By: BLACK CREEK INDUSTRIAL OPEN END FUND OP LP,
a Delaware limited partnership, its sole member

By: BLACK CREEK INDUSTRIAL OPEN END FUND GP LLC,
a Delaware limited liability company, its general partner

By:
Name:	Evan Zucker
Title:	Manager

BCI-OEF LEHIGH VALLEY CROSSING DC III LLC,
a Delaware limited liability company

By: BLACK CREEK INDUSTRIAL OPEN END FUND OP LP,
a Delaware limited partnership, its sole member

By: BLACK CREEK INDUSTRIAL OPEN END FUND GP LLC,
a Delaware limited liability company, its general partner

By:
Name:	Evan Zucker
Title:	Manager

EXHIBIT H-13

SELLERS’ REPRESENTATIVE:

DC Liquidating Trust Advisor LLC,

a Delaware limited liability company

By:
Name:
Title:

EXHIBIT H-14

ESCROW AGENT:

STEWART TITLE GUARANTY COMPANY

By:
Name:
Title:

EXHIBIT H-15

EXHIBIT I

INDEMNIFICATION PROVISIONS

Section 1.1                                    Indemnification. From and after the Closing, but subject to the limitations set forth in this Exhibit and the Contract, Sellers agree to indemnify, defend and hold harmless Purchaser and its Affiliates, and their respective officers, directors, employees, shareholders, members, partners, agents, representatives, successors and assigns (collectively, “Purchaser Indemnified Parties”) from and against all Indemnified Losses incurred by any of Purchaser Indemnified Parties; provided, however, that Purchaser’s sole and exclusive remedy with respect to such indemnification will be a claim against the Indemnity Reserve in accordance with this Exhibit I.

Section 1.2                                    Indemnity Reserve.  Subject to the limitations set forth in this Exhibit I and the Contract, from and after the Closing through the end of the Indemnity Escrow Period, Purchaser Indemnified Parties shall be entitled to make a claim on the Indemnity Reserve for any and all Indemnified Losses, without duplication, to the extent that such Indemnified Loss would be covered under the provisions of the R&W Insurance Policy but for the requirement to satisfy the Retention Amount.

Section 1.3                                    Additional Provisions Regarding Indemnification.  Notwithstanding anything to the contrary contained in this Contract, the rights to access the Indemnity Reserve pursuant to the provisions of Section 1.1 of this Exhibit I are subject to the following limitations:

(a)                                 The indemnification provided for in Section 1.1 of this Exhibit I shall be paid solely and exclusively from the Indemnity Reserve in accordance with the terms of this Contract and the Indemnity Escrow Agreement.  From and after the Closing, the right of any of the Purchaser Indemnified Parties to recover from the Indemnity Reserve pursuant to this Exhibit I shall be the sole and exclusive remedy with respect to any breach of or inaccuracy in any Seller Representation or any representation of Seller contained in any Closing Document.

(b)                                 Without limiting the effect of any other limitation contained in this Exhibit I, the indemnification provided for in Section 1.1 of this Exhibit I shall not apply except to the extent that the Indemnified Losses against which the Purchaser Indemnified Parties would otherwise be entitled to recover from the Indemnity Reserve under this Exhibit I for any individual indemnification claim exceeds $25,000 (the “Per-Claim Deductible”), in which event, for each such individual indemnification claim, Purchaser shall, subject to the other limitations contained herein, be entitled to recover from the Indemnity Reserve for the full amount of such Indemnified Losses from the first dollar.  For purposes of the preceding sentence, an individual claim to recover from the Indemnity Reserve based upon the same act, event, omission, circumstance, or set of facts shall be deemed a single individual claim to which a single Per-Claim Deductible shall be applicable.

EXHIBIT I-1

(c)                                  Without limiting the effect of any other limitation contained in this Exhibit I, the Purchaser Indemnified Parties shall not be entitled to recover from the Indemnity Reserve under this Exhibit I to the extent that the Indemnified Losses giving rise to the right to such recovery from the Indemnification Reserve have already been addressed through a reduction in the Purchase Price or other credit to Purchaser pursuant to an adjustment made thereto under Section 5.4 of this Contract.

Section 1.4                                    Indemnification Procedures.

(a)                                 A Purchaser Indemnified Party shall give the Sellers’ Representative prior written notice of any matter which the Purchaser Indemnified Party has determined has given or could give rise to a claim against the Indemnity Reserve (an “Indemnity Notice”), specifying with reasonable particularity (on the basis of the information available) the factual basis for the Purchaser Indemnified Party’s right to a claim against the Indemnity Reserve and the amount (“Claim Amount”) of Indemnified Losses included in the Purchaser Indemnified Party’s claim against the Indemnity Reserve, to the extent known or estimable.

(b)                                 Upon receipt of the Indemnity Notice, the Sellers’ Representative shall have ten (10) Business Days to object to the release of funds from the Indemnity Reserve. If the Seller’s Representative does not object to the release of funds from the Indemnity Reserve within the aforementioned time period or fails to object to the release of funds from the Indemnity Reserve within the aforementioned time period, then the Claim Amount shall be paid from the Indemnity Reserve to satisfy all or a portion of the Retention Amount up to an amount equal to the lesser of (i) the Claim Amount and (ii) Retention Amount. If the Seller’s Representative does object (“Claim Objection”) to the release of funds from the Indemnity Reserve within the aforementioned time period, then the Sellers’ Representative and such Purchaser Indemnified Party agree to participate in expedited non-binding mediation within ten (10) Business Days of the date Sellers’ Representative objects to the release of funds from the Indemnity Reserve.  In the event such non-binding mediation does not successfully resolve the dispute between the Sellers’ Representative and such Purchaser Indemnified Party, then the Sellers’ Representative and such Purchaser Indemnified Party shall refer the dispute to final and binding arbitration in New York City, New York, administered by JAMS in accordance with JAMS Streamlined Arbitration Rules and Procedures in effect at that time, unless otherwise agreed to by the Sellers’ Representative and such Purchaser Indemnified Party, and the determination of the arbitrator shall be binding on the parties.

(c)                                  Notwithstanding anything to the contrary herein, the Purchaser may, in its sole discretion, fund the Retention Amount and proceed with making a claim for any rights it has under the R&W Insurance Policy pending resolution of any Claim Objection.

Section 1.5                                    Certain Definitions.  For the purposes of this Exhibit I, the term:

“Indemnified Loss(es)” means any out-of-pocket and actual losses, damages, penalties, fines, costs or expenses (including reasonable attorneys’ fees and expenses) suffered by Purchaser Indemnified Parties arising out of or relating to any breach of any representation or warranty made by the Sellers in the Contract or any other Closing document, but excluding (whether in contract, tort or otherwise) (a) any special, incidental, indirect or consequential

EXHIBIT I-2

damages (other than consequential damages that are the reasonably foreseeable consequence of the relevant breach), and any damages associated with any lost profits or lost opportunities (including losses based on a multiple of revenue or earnings or loss of future revenue, income or profits), and (b) any exemplary or punitive damages, except, in the case of clause (a) or (b), where such damages are recovered by a third party from a Purchaser Indemnified Party in connection with other Indemnified Losses indemnified hereunder.

“Indemnity Reserve” means the “Escrow Amount” as defined in the Indemnity Escrow Agreement.

“Indemnity Escrow Period” means the period beginning at the Closing and ending on the date that is six (6) months thereafter.

“Sellers’ Representative” means DC Liquidating Trust Advisor LLC, a Delaware limited liability company, at the following notice information:

c/o DC Liquidating Trust Advisor LLC

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention:  Thomas G. McGonagle

Telephone: (303) 597-0477

Email:  tom.mcgonagle@blackcreekgroup.com

With a copy to:

c/o DC Liquidating Trust Advisor LLC

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention:  Gary M. Reiff, Esq.

Telephone: (303) 597-0427

Email:            gary.reiff@blackcreekgroup.com.

EXHIBIT I-3